                                                                    EXHIBIT 2.01

                           ASSET PURCHASE AGREEMENT

                                     AMONG

                              G & G SHOPS, INC.,

              THE SUBSIDIARIES OF G & G SHOPS, INC. NAMED HEREIN,

             THE SUBSIDIARIES OF PETRIE RETAIL, INC. NAMED HEREIN,

                                   PSL, INC.

                                      AND

                               G+G RETAIL, INC.

                           Dated as of July 6, 1998

                               TABLE OF CONTENTS

                                                                        Page No.
                                                                        -------
ARTICLE I. DEFINITIONS ..............................................          1
      Section 1.1. Definitions ......................................          1

ARTICLE II. SALE AND PURCHASE OF PURCHASED ASSETS AND ASSUMPTION
            OF ASSUMED LIABILITIES ..................................         10
      Section 2.1.    Purchase and Sale of Purchased Assets .........         10
      Section 2.2.    Assumption of Liabilities .....................         10
      Section 2.3.    Purchase Price ................................         11
      Section 2.4.    Liability Escrow Account; Reimbursements ......         11
      Section 2.5.    [INTENTIONALLY OMITTED] .......................         11
      Section 2.6.    Allocation of Purchase Price ..................         11
      Section 2.7.    Sale at Closing Date ..........................         12
      Section 2.8.    [INTENTIONALLY OMITTED] .......................         12
      Section 2.9.    Discharge of Liens ............................         12
      Section 2.10.   Casualty and Condemnation .....................         12
      Section 2.11.   Bond Cancellation .............................         12

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE SELLERS ..........         13
      Section 3.1.    Authority of Sellers ..........................         13
      Section 3.2.    No Conflict or Violation ......................         13
      Section 3.3.    Consents and Approvals ........................         14
      Section 3.4.    Compliance with Law ...........................         14
      Section 3.5.    [INTENTIONALLY OMITTED] .......................         14
      Section 3.6.    Sufficiency and Title to the Purchased Assets .         14
      Section 3.7.    [INTENTIONALLY OMITTED] .......................         15
      Section 3.8.    Assigned Contracts ............................         15
      Section 3.9.    Intellectual Property .........................         15
      Section 3.10.   Labor Relations ...............................         15
      Section 3.11.   Employee Benefits .............................         16
      Section 3.12.   [INTENTIONALLY OMITTED] .......................         17
      Section 3.13.   Litigation ....................................         17
      Section 3.14.   [INTENTIONALLY OMITTED]........................
      Section 3.15.   Tax Matters ...................................         18
      Section 3.16.   Interim Operations ............................         18
      Section 3.17.   Brokers .......................................         18
      Section 3.18.   Disclaimer of Additional Representations
                        and Warranties; Schedules ...................         18
      Section 3.19.   Limitation ....................................         19
      Section 3.20.   Survival ......................................         19

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER .............         19
      Section 4.1.    Authority of Purchaser ........................         19
      Section 4.2.    No Conflict or Violation ......................         20
      Section 4.3.    Consents and Approvals ........................         20
      Section 4.4.    Availability of Funds .........................         20
      Section 4.5.    Litigation ....................................         20
      Section 4.6.    Brokers .......................................         21

      Section 4.7.    Adequate Assurances Regarding Executory Contracts ....  21
      Section 4.8.    Hart-Scott-Rodino ....................................  21

ARTICLE V. CERTAIN COVENANTS OF THE SELLERS ................................  21
      Section 5.1.    Conduct of Business Before the Closing Date ..........  21
      Section 5.2.    Consents and Approvals ...............................  23
      Section 5.3.    Information and Access ...............................  23
      Section 5.4.    Further Assurances ...................................  24
      Section 5.5.    Reasonable Efforts ...................................  24
      Section 5.6.    Assignment of Contracts ..............................  24
      Section 5.7.    Cure of Defaults .....................................  24
      Section 5.8.    [INTENTIONALLY OMITTED] ..............................  24
      Section 5.9.    Accounts Receivable ..................................  24
      Section 5.10.   Name Change Filings ..................................  24
      Section 5.11.   Rejection of Contracts ...............................  25
      Section 5.12.   Transition Arrangements ..............................  25

ARTICLE VI. CERTAIN COVENANTS OF PURCHASER .................................  25
      Section 6.1.    [INTENTIONALLY OMITTED] ..............................  25
      Section 6.2.    Reasonable Efforts ...................................  25
      Section 6.3.    Consents and Approvals ...............................  25
      Section 6.4.    Adequate Assurances Regarding Executory
                        Contracts ..........................................  25
      Section 6.5.    Performance Under Assigned Contracts .................  26
      Section 6.6.    Further Assurances ...................................  26

ARTICLE VII. CONDITIONS TO THE SELLERS' OBLIGATIONS ........................  26
      Section 7.1.    Representations and Warranties .......................  26
      Section 7.2.    Compliance with Agreement ............................  26
      Section 7.3.    Financing ............................................  26
      Section 7.4.    Consents .............................................  27
      Section 7.5.    Corporate Documents ..................................  27
      Section 7.6.    Entry of the Order ...................................  27
      Section 7.7.    Galin Releases .......................................  27

ARTICLE VIII. CONDITIONS TO PURCHASER'S OBLIGATIONS ........................  27
      Section 8.1.    Representations and Warranties .......................  27
      Section 8.2.    Compliance with Agreement ............................  28
      Section 8.3.    Agreements with Galins ...............................  28
      Section 8.4.    Consents .............................................  28
      Section 8.5.    Corporate Documents ..................................  28
      Section 8.6.    Entry of the Order ...................................  28
      Section 8.7.    Entry of the Bidding Protections Order ...............  28
      Section 8.8.    Financing ............................................  28
      Section 8.9.    Material Adverse Effect ..............................  29
      Section 8.10.   Revolving Credit and Guaranty Agreement ..............  29
      Section 8.11.   Release of the Galins ................................  29

ARTICLE IX. THE CLOSING; TERMINATION .......................................  29
      Section 9.1.    The Closing ..........................................  29

      Section 9.2.    Bidding Protections ..................................  29
      Section 9.3.    Termination ..........................................  32
      Section 9.4.    Effects of Termination ...............................  33

ARTICLE X. TAXES ...........................................................  34
      Section 10.1.   Taxes Related to Purchase of Assets ..................  34
      Section 10.2.   Cooperation on Tax Matters ...........................  34

ARTICLE XI. EMPLOYEES AND EMPLOYEE BENEFIT PLANS ...........................  35
      Section 11.1.   Employment ...........................................  35
      Section 11.2.   Collective Bargaining Agreements .....................  36
      Section 11.3.   Employee Welfare Benefit Plans .......................  36
      Section 11.4.   COBRA ................................................  37
      Section 11.5.   G & G Profit Sharing Plan ............................  38
      Section 11.6.   401(k) Savings Plan ..................................  38
      Section 11.7.   Puerto Rico Savings Plan .............................  39
      Section 11.8.   Vacation and Sick Leave ..............................  40
      Section 11.9.   Severance Benefits ...................................  41

ARTICLE XII. INDEMNIFICATION ...............................................  41
      Section 12.1.   Indemnification by the Purchaser .....................  41
      Section 12.2.   Indemnification by the Sellers .......................  42
      Section 12.3.   Notice of Claim; Right to Participate In
                        and Defend Third Party Claim........................  43
      Section 12.4.   Right to Indemnification Not Affected by
                        Knowledge ..........................................  44

ARTICLE XIII. MISCELLANEOUS PROVISIONS .....................................  44
      Section 13.1.   Representations and Warranties .......................  44
      Section 13.2.   Notices ..............................................  45
      Section 13.3.   Amendments ...........................................  46
      Section 13.4.   Assignment ...........................................  46
      Section 13.5.   Announcements ........................................  46
      Section 13.6.   Expenses .............................................  47
      Section 13.7.   Entire Agreement .....................................  47
      Section 13.8.   Descriptive Headings .................................  47
      Section 13.9.   Counterparts .........................................  47
      Section 13.10.  Governing Law; Jurisdiction ..........................  47
      Section 13.11.  Construction .........................................  47
      Section 13.12.  Substantive Consolidation ............................  49
      Section 13.13.  Severability .........................................  49

SCHEDULE
NUMBER      SCHEDULE NAME

1.1         G&G Subsidiaries
1.2         PRI Subsidiaries
1.3         Leases
1.3(a)      Petrie Seller Leases
1.4         Other Contracts
1.6         Seller Balance Sheet and Adjusted Balance Sheet
2.6         Allocation of Purchase Price
2.11        Bonds
3.3         Consents and Approvals
3.4         Compliance with Law
3.5         Financial Statements
3.8         Assigned Contracts
3.9         Intellectual Property
3.10        Collective Bargaining Agreements
3.11(a)     Employee Benefit Plans
3.11(c)     Exceptions to Section 401 Qualification
3.11(d)     Exceptions to Compliance
3.11(e)     Other Compensation Obligations
3.11(h)     Plan Claims
3.13        Litigation
3.14        Hazardous Materials
3.16        Interim Operations
11.9        Change in Control Plan Employees

EXHIBIT     EXHIBIT NAME

     A      Assignment and Assumption Agreement
     B      Bill of Sale and Assumption Agreement
     C      Order
     D      Bidding Protections Order

                           ASSET PURCHASE AGREEMENT

            THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of July 6, 1998 among G & G Shops, Inc., a Delaware corporation ("G&G") and a debtor and debtor-in-possession in a case pending under chapter 11 of the Bankruptcy Code, each of the Subsidiaries of G&G specified on Schedule 1.1 (each a "G&G Seller" and collectively the "G&G Sellers"), each of which is a debtor and debtor-in-possession in a case pending under chapter 11 of the Bankruptcy Code, each of the Subsidiaries of Petrie Retail, Inc., a Delaware corporation ("PRI"), specified on Schedule 1.2 (each a "Petrie Seller" and collectively the "Petrie Sellers"), each of which is a debtor and debtor-in-possession in a case pending under chapter 11 of the Bankruptcy Code, PSL, Inc., a Delaware corporation and a debtor and debtor-in-possession in a case pending under chapter 11 of the Bankruptcy Code ("PSL" and, together with the Petrie Sellers, the "Other Sellers") (G&G, together with the G&G Sellers and the Other Sellers, each a "Seller" and collectively the "Sellers"), and G+G Retail, Inc., a Delaware corporation ("Purchaser").

                             PRELIMINARY STATEMENT

            WHEREAS, the Sellers are engaged primarily in the retail sale of junior women's apparel under the trade names "G&G" and "Rave" (the "Business");

            WHEREAS, on October 12, 1995, the Sellers filed voluntary petitions with the Bankruptcy Court initiating cases under chapter 11 of the Bankruptcy Code and have continued in the possession of their assets and in the management of their businesses pursuant to sections 1107 and 1108 of the Bankruptcy Code;

            WHEREAS, Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to Purchaser, substantially all of the assets of the Business, and Purchaser will assume certain liabilities, all on the terms and subject to the conditions set forth herein; and

            NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I.

                                  DEFINITIONS

            Section 1.1. Definitions. Unless otherwise defined herein, the terms defined in the introductory paragraph and the Recitals to this Agreement shall have the respective meanings specified therein, and the following terms shall have the meanings specified below:

      "Adjusted Balance Sheet" means the adjusted balance sheet of G&G as of the Balance Sheet Date, as set forth under Column 3 of Schedule 1.6.

      "Affiliate" means "affiliate" as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

      "Agreement" has the meaning set forth in the preamble and shall include all Schedules and Exhibits hereto.

      "Ancillary Agreements" means, collectively, the Assignment and Assumption Agreement and the Bill of Sale and Assumption Agreement.

      "Apportionment Date" has the meaning set forth in Section 2.9.

      "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement to be executed at Closing by Purchaser and the Sellers in substantially the form attached hereto as Exhibit A.

      "Assigned Contracts" means the Leases and the Other Contracts.

      "Assumed Liabilities" has the meaning set forth in Section 2.2.

      "Balance Sheet Date" means April 4, 1998.

      "Bankruptcy Code" means The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101, et seq.

      "Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of New York, or any other court, having jurisdiction over the Cases from time to time.

      "Bill of Sale and Assumption Agreement" means the Bill of Sale and Assumption Agreement to be executed at Closing by Purchasers and the Sellers in substantially the form attached hereto as Exhibit B.

      "Business" has the meaning set forth in the Recitals hereto.

      "Business Day" means a day, other than a Saturday or a Sunday, on which the New York Stock Exchange is open for business in The City of New York.

      "Business Employees" means employees of the Sellers who, on the applicable date, perform services primarily for the Business.

      "Cases" means the Chapter 11 cases of each of the Sellers pending in the Bankruptcy Court and being jointly administered for procedural purposes as In re Petrie Retail, Inc., et al., Case No. 95 B 44528 (AJG).

      "Closing" has the meaning set forth in Section 9.1.

      "Closing Date" has the meaning set forth in Section 9.1.

      "Code" means the Internal Revenue Code of 1986, as heretofore or hereafter amended.

      "Damages" means losses, amounts paid in settlement, Taxes, claims, damages, Liabilities, obligations, judgments, settlements and reasonable out-of-pocket costs (including costs of investigation or enforcement) and reasonable expenses and attorneys' fees; provided, however, that Damages shall not include (i) any incidental or consequential damages or (ii) any special or punitive damages.

      "DIP Lenders" means The Chase Manhattan Bank and the other financial institutions from time to time party to the Revolving Credit and Guaranty Agreement.

      "Equipment and Fixtures" means, to the extent used in the Business, (i) building operating systems and equipment, other systems and equipment (including, all point of sale, ticketing, sensormatic, phone and security systems and equipment), furniture, furnishings, fixtures, trade fixtures and improvements and selling and other supplies, including items leased by the Sellers (but only to the extent assignable), and (ii) to the extent assignable, any rights of the Sellers to the warranties, licenses and other similar rights with respect thereto.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Excluded Assets" means (a) any cash or cash equivalents of the Sellers (including for this purpose all (i) collected funds received in bank accounts of the Sellers and (ii) amounts in the process of collection charged on credit cards, through 11:59 p.m., Eastern Daylight Time, on the Closing Date) other than cash held in the Stores in an aggregate amount not to exceed $136,300, plus $200 per new store opened from the date of this Agreement through the Closing Date, (b) all properties and assets of the Petrie Sellers other than the Leases set forth on Schedule 1.3(a), (c) all properties and assets of PSL other than the service marks and trademarks set forth on Schedule 3.9, (d) any capital stock or equity interest held by any Seller in any other Seller or any other Person, (e) corporate seals, minute books, charter documents, corporate stock record books, original tax and financial records and such other books and records as pertain to the organization, existence or share capitalization of any of the Sellers, (f) any rights of the Sellers or any of their Affiliates to any Tax refund or Tax benefits or credits (including loss-carryforwards and credits) incurred or accrued, (g) any assets of any Plan maintained by any Seller or any of its Affiliates, unless such Plan is required to be assumed pursuant to Article XI or to the extent that any assets relating to any Plan are transferred to any plan maintained by Purchaser pursuant to Article XI, (h) any property, casualty, workers' compensation or other insurance policy or related insurance services contract relating to any Seller or any of its Affiliates or any of such Seller's property and any rights of any Seller or any of its Affiliates under such insurance policy or contract, other than rights under such insurance policies or contracts with respect to any Assumed Liability or any casualty affecting any of the Purchased Assets if and to the extent purchased, (i) any rights of the Sellers under this Agreement or under any other agreement between any Seller and Purchaser, (j) any assets, or other rights of any Seller which do not relate to the Business, (k) intercompany claims of Sellers, (l) any business of Sellers and/or their respective Affiliates other than the Business, (m) any asset of any Seller that would constitute Purchased Assets (if owned by such Seller on the Closing Date) that is conveyed or otherwise disposed of during the period from the date hereof until the Closing Date (1) in the ordinary course of the Business and not in violation of the terms of this Agreement or (2) as otherwise expressly permitted by the terms of this Agreement, (n) the Non-Assignable Leases, (o) any books, records and information related solely to any of the Excluded Assets or Excluded Liabilities; provided, however, that the Sellers shall deliver to the Purchaser and the Purchaser shall be entitled to retain copies of such books, records and information to the extent they relate to the Purchased Assets or Assumed Liabilities or are otherwise required in the operation or administration of the Business and (p) without limiting any of the foregoing, any of the following, to the extent that they relate solely to any Excluded Assets or Excluded Liabilities: claims, refunds, causes of action, rights of recovery, rights of setoff and rights of recoupment of the Sellers as of the Closing Date.

      "Excluded Liabilities" has the meaning set forth in Section 2.2.

      "Executory Contracts" means all Assigned Contracts entered into by or assigned to a Seller before October 12, 1995 and which are executory or unexpired as of the Closing Date.

      "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

      "G&G Superior Proposal" has the meaning set forth in Section 9.2.

      "Governmental Agency" means (a) any international, foreign, federal, state, county, local or municipal governmental or administrative agency or political subdivision thereof, (b) any governmental authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Incentive Agreement" means the Incentive Agreement approved by order of the Bankruptcy Court by and among Jay and Scott Galin, PRI and G&G.

      "Intellectual Property" means trademarks, service marks, brand names, logos, trade names, trade dress, label designs, copyrights, customer lists, art work, patents, developments, research data, test procedures, marketing plans, processes, confidential information, inventions (whether or not patentable), discoveries, business methods, trade secrets, registrations, goodwill and rights in computer software, technology and know-how related to the Business; and all rights granted or retained in licenses under any of the foregoing respecting the Business; and all other intellectual and intangible property rights related to the Business (including applications for, and extensions and reissuances of, any of the foregoing and the rights therein) and all claims for past infringements.

      "IRS" means the Internal Revenue Service of the United States Department of the Treasury.

      "Knowledge" as applied to any party shall mean the actual knowledge of such party.

      "Leased Property" means all of the Sellers' right, title and interest, as tenant or sub-tenant, under the real property Leases set forth on Schedules 1.3 and 1.3(a).

      "Leases" means those real property leases and equipment leases more particularly described on Schedules 1.3, 1.3(a) and 1.4, except (x) those designated by Purchaser pursuant to Section 2.1(b) or 5.11 and (y) the Non-Assignable Leases.

      "Liability" means any liability or obligation (whether known or unknown, asserted or unasserted, fixed or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      "Liability Escrow Account" means an account established and maintained jointly by G&G and Purchaser, in a bank acceptable to such parties, and administered in accordance with Section 2.4 hereof.

      "Lien" means any mortgage, pledge, security interest, charge or other encumbrance.

      "Material Adverse Effect" means a material adverse effect with respect to the results of operations, properties, operations or financial condition of the Business, taken as a whole.

      "Non-Assignable Leases" shall mean those real property leases more particularly described on Schedules 1.3, 1.3(a) and 1.4, the assignment of which
(i) Purchaser reasonably determines requires the consent of the landlord thereunder (provided, Purchaser so informs the Sellers within two Business Days prior to the final sale hearing) or (ii) if the Sellers object to the determination of Purchaser in the foregoing clause, the Bankruptcy Court determines requires the consent of the landlord thereunder, which consent in either event has not been obtained as of the Closing Date.

      "Non-Management Seller Group" means Edwin Holman, Gerald Chaney and Michael McLearn, provided that none of such individuals shall have any personal liability arising out or resulting from any references herein to the Non-Management Seller Group.

      "Official Committee" has the meaning set forth in the preamble to Article VII.

      "Order" means an Order of the Bankruptcy Court, in the form attached hereto as Exhibit C (other than immaterial changes made after the date hereof and agreed to by the Sellers and Purchaser, which agreement (to such immaterial changes) shall not be unreasonably withheld by either party), authorizing, among other things, the sale of the Purchased Assets to the Purchaser and the assignment of the Assigned Contracts to the Purchaser, in accordance with the terms and conditions of this Agreement and pursuant to, among others, sections 363 and 365 of the Bankruptcy Code.

      "Other Contracts" means all agreements which are listed on Schedule 1.4.

      "Permit" means any permit, approval, authorization, license, variance or permission required by a Governmental Agency under any applicable law.

      "Permitted Liens" means, with respect to Leases, any Lien on the underlying property which is not prohibited under the applicable Lease.

      "Person" means any individual, partnership, corporation, trust, association, limited liability company, Governmental Agency or other entity.

      "Plan" or "Plans" has the meaning set forth in Section 3.11(a).

      "Profit Sharing Plan" has the meaning set forth in Section 11.5.

      "Purchase Price" has the meaning set forth in Section 2.3.

      "Purchased Assets" means all of the Sellers' right, title and interest in and to their business, properties, assets, goodwill, rights and claims of whatever kind and nature, real or personal, tangible or intangible, known or unknown, actual or contingent and wherever situated, including the Sellers' rights under Leases (including, without limitation, Sellers' rights to the Leased Property), as the same may exist on the Closing Date and are related to the Business, including, without limitation, the following:

            (a) all Leases, Leased Property and improvements and other appurtenances thereto and rights in respect thereof;

            (b) all inventories and other tangible personal property;

            (c) all Equipment and Fixtures;

            (d) all accounts receivable and notes receivable and other claims for money or other obligations due to the Sellers including, without limitation, construction allowances from landlords under the Leases, vendor credits pursuant to the Assigned Contracts and, in each case, all proceeds thereof;

            (e) all of the Sellers' Intellectual Property, including the items listed on Schedule 3.9, as well as all goodwill associated with the Business;

            (f) all right, title and interest in, to and under the Assigned Contracts;

            (g) all books and records relating primarily to the Business (including such books and records as are contained in computerized storage media), including books and records related to inventory, purchasing, accounting, sales, maintenance, repairs, marketing, banking, Intellectual Property, shipping records, personnel files for Transferred Employees and all files, customer and supplier lists, records, literature and correspondence related to the Business; provided, however, that the Sellers shall be entitled to make and retain copies of such books and records to the extent they relate to Excluded Assets or Excluded Liabilities or are otherwise required in the administration of the estates of the Sellers and their affiliates and the Cases;

            (h) to the extent legally assignable, all Permits;

            (i) to the extent that any of the following relate to any Assumed Liability or any of the Purchased Assets: claims, deposits, prepayments, prepaid assets, refunds (excluding Tax refunds), causes of action, rights of recovery, rights of setoff and rights of recoupment of the Sellers as of the Closing Date, including, to the extent assignable without additional cost to the Sellers, any such rights of the Sellers under any property, casualty, workers' compensation or other insurance policy or related insurance services contract respecting the Business (other than prepaid premiums and deposits); and

            (j) all cash received by the Sellers on account of sales (including credit card sales) or receivables from and after the Closing Date;

provided, however, that notwithstanding any of the foregoing provisions of this definition, the Purchased Assets shall not include any Excluded Assets.

      "Purchaser Puerto Rico Plan" has the meaning set forth in Section 11.7.

      "Purchaser Savings Plan" has the meaning set forth in Section 11.6.

      "Revolving Credit and Guaranty Agreement" means the Revolving Credit and Guaranty Agreement, dated as of May 5, 1997, as the same has been and may be amended, among PRI, PS Stores Acquisition Corp., the subsidiaries of PRI party thereto and The Chase Manhattan Bank, for itself and as agent for the other financial institutions named therein.

      "Schedules" means the various Schedules referred to in this Agreement delivered separately to Purchaser on or before the date of this Agreement.

      "Seller Balance Sheet" means the balance sheet of the Business as of April 4, 1998, set forth under Column 1 of Schedule 1.6 attached hereto.

      "Seller Puerto Rico Plan" has the meaning set forth in Section 11.7.

      "Seller Savings Plans" has the meaning set forth in Section 11.6.

      "Stores" means the premises described in the Leases and all fixtures or leasehold improvements thereon, used or held for use by any of the Sellers in the Business.

      "Success Fee" means the Success Fee payable to Jay and Scott Galin pursuant to the Incentive Agreement.

      "Tax Return" means any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes.

      "Taxes" means all federal, state, local and foreign taxes, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, withholding, Social Security, unemployment, disability, real property, personal property, registration, alternative or add-on minimum, estimated or other tax, including any interest, penalties or additions thereto, whether disputed or not.

      "Transaction Taxes" has the meaning set forth in Section 10.1.

      "Transferred Employees" has the meaning set forth in Section 11.1(b).

      "Transferred Non-Union Employees" has the meaning set forth in Section 11.1(b).

      "Transferred Union Employees" has the meaning set forth in Section
11.1(b).

      "WARN" has the meaning set forth in Section 11.1(a).

      "Welfare Type Plans" has the meaning set forth in Section 11.3.

                                  ARTICLE II.

                             SALE AND PURCHASE OF
                             PURCHASED ASSETS AND
                       ASSUMPTION OF ASSUMED LIABILITIES

            Section 2.1. Purchase and Sale of Purchased Assets. (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall purchase from the Sellers, and the Sellers shall sell, transfer, assign, convey and deliver to Purchaser, all of the Sellers' right, title and interest in and to the Purchased Assets.

            (b) At any time not less than 10 Business Days prior to the final sale hearing of the Bankruptcy Court, Purchaser, in its sole discretion may, by written notice to the Sellers, elect to exclude up to four (4) Leases that are Executory Contracts from the definitions of "Assigned Contracts" and "Purchased Assets" and any such Executory Contract shall be deemed an "Excluded Asset" and deleted from Schedules 1.3, 1.3(a) or 1.4, as applicable, and no adjustment to the Purchase Price shall be made as a result of any such deletion; provided, that the aggregate amount of allowable claims for damages arising from the exclusion of Executory Contracts if the Sellers were to reject such Executory Contracts shall not exceed $250,000.

            Section 2.2. Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, from and after the Closing, Purchaser will assume and pay, perform, discharge and be responsible solely for the following liabilities of the Sellers (the "Assumed Liabilities"):

            (a) all liabilities of the Seller specifically shown or reflected in the Adjusted Balance Sheet, as increased or decreased in the ordinary course of the Business after the Balance Sheet Date, determined in accordance with the principles utilized in the preparation of the Adjusted Balance Sheet;

            (b) all Liabilities of any of the Sellers accruing or arising from and after the Closing Date under any and all Assigned Contracts;

            (c) the Success Fee; and

            (d) Notwithstanding the preceding clauses (a) and (b), Assumed Liabilities shall not include (i) Liabilities with respect to Taxes (unless otherwise specified on Schedule 1.6 hereof), (ii) Liabilities arising under any multiemployer Plan, (iii) Liabilities of the Sellers relating to any litigation or legal proceeding pending on the Closing Date (other than litigation or legal proceedings with respect to Liabilities shown or reflected on the Adjusted Balance Sheet, (iv) all cure obligations pursuant to Section 5.7 hereof and all other obligations of the Sellers under the Assigned Contracts arising prior to the Closing Date and required to be performed thereunder prior to the Closing Date, other than those specifically assumed by Purchaser and reflected on the Adjusted Balance Sheet and (v) Liabilities with respect to Non-Assignable Leases and all such Liabilities shall constitute Excluded Liabilities as defined below.

All the Liabilities and obligations of the Sellers of whatever kind or nature, known or unknown, fixed or contingent, accrued or unaccrued, other than the Assumed Liabilities, are hereinafter referred to as the "Excluded Liabilities". Purchaser shall not assume or pay, perform, discharge or be responsible for any of the Excluded Liabilities.

            Section 2.3. Purchase Price. The total purchase price for the Purchased Assets is approximately $160 million, comprised of a cash payment of $132 million (such cash portion, the "Purchase Price") plus the amount of Assumed Liabilities. The Purchase Price shall be paid to the Sellers, subject to the conditions set forth in this Agreement, at the Closing, (i) by wire transfer of immediately available funds to an account designated by PRI, an amount equal to $125 million (the "Closing Cash Payment") (subject to adjustment pursuant to Section 5.1(1) hereof); and (ii) by payment of $7 million (subject to adjustment pursuant to Section 5.1(1) hereof) to be held in the Liability Escrow Account and applied pursuant to the terms of Section 2.4.

            Section 2.4. Liability Escrow Account; Reimbursements. G&G and the Purchaser shall cause certain of the Excluded Liabilities, as described in footnote (d) to Schedule 1.6 hereof, to be paid out of the Liability Escrow Account. The Liability Escrow Account and the payment of amounts therefrom shall be jointly administered by Gerald Chaney and Michael Kaplan, in good faith and consistent with the principles set forth in the footnotes to Schedule 1.6 hereof, or by such other persons as shall be designated by the Sellers (in lieu of Gerald Chaney) or by Purchaser (in lieu of Michael Kaplan). Amounts remaining in the Liability Escrow Account, if any, twenty (20) days after the Closing Date shall be paid to Sellers. All disputes relating to the Liability Escrow Account shall be settled by a third-party accounting firm mutually agreed to by the Sellers and Purchaser prior to the Closing Date, and if such an agreement cannot be reached, such firm as selected by the Bankruptcy Court.

            Section 2.5. [INTENTIONALLY OMITTED].

            Section 2.6. Allocation of Purchase Price. The Sellers and Purchaser hereby agree on the allocation of the Purchase Price among the Purchased Assets as set forth on Schedule 2.6 hereto. Subsequent to the Closing, the Sellers will cooperate with Purchaser in the preparation, execution and filing with the United States Internal Revenue Service of all information returns and supplements thereto required to be filed by the parties under section 1060 of the Internal Revenue Code of 1986, as amended, relating to the allocation of such consideration, and the Sellers and Purchaser agree to file Form 8594 (or any substitute therefor) when and as required by applicable law.

            Section 2.7. Sale at Closing Date. The sale, transfer, assignment and delivery by the Sellers of the Purchased Assets to Purchaser, and the assumption by Purchaser of the Assumed Liabilities, as herein provided shall be effected on the Closing Date by (a) the execution and delivery by the Sellers and Purchaser of an assignment and assumption of the Assigned Contracts substantially in the form of Exhibit A, subject only to Permitted Liens, and (b) with respect to the other Purchased Assets and Assumed Liabilities, by the execution and delivery by the Sellers and Purchaser of a bill of sale and assumption agreement substantially in the form of Exhibit B.

            Section 2.8. [INTENTIONALLY OMITTED].

            Section 2.9. Discharge of Liens. Notwithstanding anything to the contrary in this Agreement, if on the Closing Date there are any Liens that the Sellers are obligated to pay and discharge under this Agreement, the Sellers may use any portion of the Purchase Price to discharge the same, either by way of payment, escrow or by bonding.

            Section 2.10. Casualty and Condemnation. (a) In the event of any damage or destruction by reason of any casualty to any of the Purchased Assets after the date hereof, or if there shall be any taking by condemnation or eminent domain of any of the Purchased Assets, the Sellers shall (i) in the case of damage or destruction, pay over to Purchaser at Closing any insurance proceeds received by the Sellers prior to the Closing Date (including the amount of any applicable deductible or self-insurance retention) and assign to Purchaser all of the Sellers' right, title and interest in and to any additional proceeds related to such damage or destruction and (ii) in the case of condemnation or eminent domain, pay over to Purchaser all awards received by the Sellers on account of such condemnation or eminent domain prior to the Closing Date and assign to Purchaser all of the Sellers' right to receive any additional awards related to such condemnation or eminent domain; provided, that if all such casualties and takings by condemnation or eminent domain have, collectively, a Material Adverse Effect, Purchaser shall have the right to terminate this Agreement prior to the Closing Date.

            Section 2.11. Bond Cancellation. The parties hereto acknowledge and agree that, on or prior to the Closing Date, the Sellers may terminate or otherwise cancel the bonds set forth on Schedule 2.11 hereto.

                                 ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

            Subject to Sections 3.18 and 3.19, the representations and warranties set forth in Sections 3.1 through 3.17 are made as follows:

            (i) The Sellers hereby make to Purchaser the representations and warranties set forth in Section 3.1, Section 3.2 (other than the representation and warranty made in clause (ii) thereof), Section 3.3 (other than the representation and warranty made in clause (ii) thereof), Section 3.6(a) (second sentence only), Section 3.11, Section 3.15 (other than with respect to the representations and warranties related to any state or local sales or use Tax, ad valorem personal property Tax, payroll Tax arising after January 31, 1998 or, with respect to the Leases, any real property Tax relating to the Leases) and
Section 3.17; and

            (ii) With respect to clause (ii) of Section 3.2, clause (ii) of
Section 3.3, Section 3.4, Section 3.6 (other than the second sentence of Section 3.6(a), Section 3.8, Section 3.9, Section 3.10, Section 3.13 and Section 3.16, the Sellers represent and warrant to Purchaser only that none of the Non-Management Seller Group has Knowledge, as of the date hereof, that any of the statements made in any of such Sections or clauses is not true and correct as of the date hereof. The foregoing provisions of this paragraph (ii) shall be applicable notwithstanding any reference in any of such Sections or clauses to the Knowledge of any Seller.

            Section 3.1. Authority of Sellers. Each Seller is a corporation validly existing and in good standing under the laws of its state of organization. Each Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and the execution and delivery by each Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of each Seller, and this Agreement constitutes, and each of the Ancillary Agreements upon its execution will constitute, the legal, valid and binding obligation of each Seller enforceable in accordance with its terms, subject to issuance of the Order and the receipt of the consents, waivers and approvals specified on Schedule 3.3. Subject to any necessary authorization from the Bankruptcy Court, each Seller has full corporate power and authority to own its properties and to carry on the Business presently being conducted by it.

            Section 3.2. No Conflict or Violation. The execution, delivery and performance by each of the Sellers of this Agreement and the Ancillary Agreements to which such Seller is a party do not and will not violate or conflict with any provision of the Certificate or Articles of Incorporation or By-laws (or equivalent documents) of such Seller and, assuming that the consents, waivers, authorizations, approvals, declarations, filings and registrations referred to in Section 3.3 are obtained or made, do not and will not (i) violate any provision of law, or any order, judgment or decree of any court or other Governmental Agency applicable to such Seller, or (ii) violate or result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any Assigned Contract, loan agreement, mortgage, security agreement, indenture or other instrument to which such Seller is a party or by which it is bound or to which any of the Purchased Assets is subject and, in each case, became so on or after October 12, 1995.

            Section 3.3. Consents and Approvals. Schedule 3.3 sets forth a true and complete list of each material consent, waiver, authorization or approval of
(i) any Governmental Agency and each declaration to or filing or registration with any such Governmental Agency, or (ii) of any other Person in connection with any Assigned Contract involving the payment by any Seller of more than $150,000 in any calendar year, that is required for the execution and delivery of this Agreement by the Sellers or the performance by the Sellers of their respective obligations hereunder; provided, that the representations and warranties set forth in this Section 3.3 shall not apply to Leases.

            Section 3.4. Compliance with Law. Except as set forth on Schedule 3.4, the Sellers (i) have complied in all material respects with all laws, regulations, orders and other legal requirements applicable to the Business or the Purchased Assets, (ii) have not received written notice of any violation of any law, regulation, order or other legal requirement and (iii) are not in default in any material respect under any order, writ, judgment, award, injunction or decree of any Governmental Agency, applicable to the Business or the Purchased Assets.

            Section 3.5. [INTENTIONALLY OMITTED]

            Section 3.6. Sufficiency and Title to the Purchased Assets.

            (a) The Purchased Assets constitute all of the assets or property used or held for use in the Business, except for the Excluded Assets, and, except as set forth on Schedule 3.6, the Sellers have good and valid title to each of the Purchased Assets. Neither PRI nor any other entity owned directly or indirectly by PRI (other than the Sellers) holds title to or any ownership interest in any of the assets or property used or held for use in the Business (other than the Excluded Assets) other than through the capital stock of the Sellers.

            (b) The entry of the Order and the delivery to the Purchaser of the instruments of transfer of ownership contemplated by this Agreement will vest good and valid title to the Purchased Assets in the Purchaser, free and clear of all interests in the Purchased Assets including all Liens thereon, other than Permitted Liens or as set forth on any of the schedules hereto.

            Section 3.7.  [INTENTIONALLY OMITTED].

            Section 3.8. Assigned Contracts. True and complete copies of the Assigned Contracts listed on Schedule 3.8 have been provided by the Sellers to Purchaser. At the Closing, the Sellers shall have cured any and all defaults or have provided adequate assurance that they will cure any and all defaults with respect to Assigned Contracts as provided in Section 365 of the Bankruptcy Code and as required by the Bankruptcy Court so that at the Closing, there shall be no material defaults under any of the Assigned Contracts. Other than as set forth on Schedule 3.8, neither the Sellers nor, to the best of the Sellers' Knowledge, any other party under any of the Assigned Contracts has commenced any action against the other or given or received any written notice of default or violation under any Assigned Contract which was not withdrawn or dismissed, except only for those defaults which will be cured prior to the Closing in accordance with the Order (or which need not be cured under the Bankruptcy Code to permit the assumption and assignment of Assigned Contracts). Each of the Leases and other Assigned Contracts listed on Schedule 3.8 is or will be at the Closing valid, binding and in full force and effect as against each Seller party thereto.

            Section 3.9. Intellectual Property. Schedule 3.9 sets forth a true and complete list of all applications and registrations for material Intellectual Property that Sellers own or use in the Business. Except as set forth on Schedule 3.9, the Sellers either own or have the right to use by license, sublicense, agreement or other permission all of the Intellectual Property listed on Schedule 3.9. Except as noted on Schedule 3.9, none of the Sellers has been charged with, nor to the Sellers' Knowledge is threatened to be charged with, with respect to the trademarks, service marks and trade names listed on Schedule 3.9, the infringement or other violation of the intellectual property rights of any other Person having or that would reasonably be expected to have a Material Adverse Effect.

            Section 3.10. Labor Relations. To the Knowledge of the Sellers, except as set forth on Schedule 3.10 hereto, there is currently no material investigation being conducted or threatened by any Governmental Agency concerning Sellers' compliance with wage and hours laws or regulations, occupational safety or health laws or regulations, human rights or anti-discrimination laws or regulations or any other laws or regulations affecting Business Employees.

            Section 3.11. Employee Benefits.

            (a) Schedule 3.11(a) sets forth all "employee benefit plans", as defined in Section 3(3) of ERISA, and all other material employee benefit arrangements or payroll practices including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, maintained by the Seller or to which the Seller is obligated to contribute thereunder for current or former Business Employees (each a "Plan" and collectively, the "Plans"). True, correct and complete copies of the following documents, with respect to each of the Plans, to the extent applicable, have been delivered or made available to
      Purchaser: (i) the Plan and its related trust document, including any amendments thereto, (ii) the most recent IRS Form 5500 filed with the Internal Revenue Service, and (iii) summary plan description.

            (b) None of the Plans is a multiemployer plan, as defined in Section 3 (37) of ERISA, or a single-employer plan, as defined in Section 4001 (a)
      (15) of ERISA, that is subject to Title IV of ERISA.

            (c) Except as set forth on Schedule 3.11(c), each Plan that is intended to qualify under Section 401 of the Code and the trust maintained pursuant thereto has received a favorable determination letter from the IRS regarding its qualification, and, to the Knowledge of the employees of Sellers with responsibility for such matters, nothing has occurred with respect to the operation of any such Plan that could reasonably result in the loss of such qualification or exemption.

            (d) Except as set forth on Schedule 3.11(d), the Plans have been maintained, in all respects, in accordance with their terms and with all provisions of ERISA and the Code and other applicable federal and state laws and regulations, except for any failure to so comply as would not have a Material Adverse Effect. There are no unpaid contributions due prior to the date hereof with respect to any Plan that are required to have been made under the terms of the Plan or any applicable law.

            (e) Except as set forth on Schedule 3.11(e), the Sellers have no obligation to provide any deferred compensation, pension or non-pension benefits to retired or other former employees, except for health benefits as specifically required by Part 6 of Title I of ERISA ("COBRA") or other applicable law or pension benefits payable from a Plan intended to be "qualified" within the meaning of
      Section 401(a) of the Code.

            (f) All group health plans covering employees of the Sellers have been operated in material compliance with the requirements of Section 4980B of the Code (and any predecessor provisions) and COBRA.

            (g) Neither the Sellers nor to the Knowledge of the employees of Sellers with responsibility for such matters any other "disqualified person" or "party in interest," as defined in Section 4975 of the Code and
      Section 3(14) of ERISA, respectively, has engaged in any "prohibited transaction," as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Plan nor to the Knowledge of the employees of Sellers with responsibility for such matters have there been any fiduciary violations under ERISA which could subject any Seller (or any officer, director or employee thereof) to any penalty or tax under Section 502(i) of ERISA or Sections 4971 and 4975 of the Code.

            (h) Except as set forth on Schedule 3.11(h), with respect to any
      Plan: (i) no filing, application or other matter is pending with the IRS, the PBGC, the United States Department of Labor or any other governmental body; (ii) there is no action, suit or claim pending (nor, to the Knowledge of the employees of Sellers with responsibility for such matters, any basis for such a claim), other than routine claims for benefits; and (iii) there are no outstanding liabilities for taxes or penalties under ERISA, the Code or other applicable law.

            Section 3.12. [INTENTIONALLY OMITTED]

            Section 3.13. Litigation. Other than in connection with the Cases and except as set forth on Schedule 3.13, there are no actions, causes of action, claims, suits or proceedings pending or, to Sellers' Knowledge, threatened against any of the Sellers with respect to the Business or affecting the operation of the Business or the use of the Purchased Assets, at law or in equity, or before or by any Governmental Agency, which (i) seeks to restrain or enjoin the consummation of or would materially and adversely affect, the transactions contemplated hereby or (ii) could reasonably be expected to have a Material Adverse Effect.

            Section 3.14. [INTENTIONALLY OMITTED]

            Section 3.15. Tax Matters. There is no Lien affecting any of the Purchased Assets that arose in connection with any failure or alleged failure to pay any Tax which will attach to the Purchased Assets after the Closing.

            Section 3.16. Interim Operations. Taking into account the Sellers' status as debtors in possession under the Bankruptcy Code, since April 4, 1998, the Business has been operated in the ordinary course, consistent with past practices, except as set forth on Schedule 3.16. Except in the ordinary course of business (including the execution and delivery of post-petition leases and/or lease renewals) and except as approved by the Bankruptcy Court, since the Balance Sheet Date, none of the Sellers has, with respect to the Business: (i) incurred or become subject to, or agreed to incur or become subject to, any material obligation or Liability that is an Assumed Liability, except as contemplated by this Agreement; (ii) mortgaged or pledged any of the Purchased Assets, except pursuant to the Revolving Credit and Guaranty Agreement; (iii) sold or transferred or agreed to sell or transfer any of the Purchased Assets;
(iv) suffered any extraordinary losses or waived any material rights; (v) terminated any material contract, agreement, license, or other instrument to which it is a party with respect to the Purchased Assets.

            Section 3.17. Brokers. Except for the services provided by CIBC Oppenheimer in connection with the transactions contemplated by this Agreement, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Sellers without the intervention of any other Person acting on the Sellers' behalf in such manner as to give rise to any valid claim by any such Person against the Purchaser for a finder's fee, brokerage commission or other similar payment based on an arrangement with the Sellers.

            Section 3.18. Disclaimer of Additional Representations and Warranties; Schedules.

            (a) Except as expressly set forth in this Agreement, the Schedules and Exhibits hereto, the Ancillary Agreements, and any certificate or instrument delivered pursuant to the terms hereof or thereof, the Sellers make no representations or warranties with respect to the Business, or its operations, assets (including, without limitation, the Purchased Assets), liabilities (including, without limitation, the Assumed Liabilities) or conditions, including, with respect to the Purchased Assets, any representation or warranty of merchantability, suitability or fitness for a particular purpose, or quality as to the Purchased Assets, or any part thereof, or as to the condition or workmanship thereof, or the absence of any defects therein, whether latent or patent. Except as provided in this Agreement, the Schedules and Exhibits hereto, the Ancillary Agreements, and any other certificate or instrument delivered pursuant to the terms hereof or thereof, the Purchased Assets are to be conveyed hereunder "AS IS" on the date hereof and in their present condition, subject to reasonable use, wear and tear between the date hereof and the Closing Date, and Purchaser shall rely upon its own examination thereof.

            (b) Notwithstanding anything to the contrary contained in this Agreement, no matter primarily relating to any of the Excluded Assets or Excluded Liabilities is required to be disclosed on any Schedule. In addition, any item disclosed on any one Schedule shall be deemed to be disclosed on each Schedule, where relevant. Disclosure of an item in any Schedule shall not be deemed to be an admission that such item is material.

            Section 3.19. Limitation. Notwithstanding the foregoing provisions of this Article III or any other provision of this Agreement, none of the Sellers shall have any liability to Purchaser for or in respect of any representation or warranty made in this Article III, and none of the Sellers shall be deemed to have breached or violated any such representation or warranty, as of the date hereof, any of Jay Galin, Scott Galin or Michael Kaplan has Knowledge of the facts or circumstances causing such representation or warranty to be not true and correct.

            Section 3.20. Survival. Each of the representations and warranties of Sellers described in clause (i) of the introduction to this Article III shall survive the Closing until the earlier to occur of (x) the first anniversary of the Closing Date or (y) the confirmation of the Sellers' plan of reorganization by the Bankruptcy Court and each of the representations and warranties of Sellers described in clause (ii) of the introduction to this Article III shall survive the Closing until the earlier to occur of (x) the date which is six months following the Closing Date or (y) the confirmation of the Sellers' plan of reorganization by the Bankruptcy Court (the "Survival Period"). No claim may be asserted by Purchaser against Sellers arising out of a breach of any such representation or warranty unless written notice setting forth the basis of such claim in reasonable detail has been furnished to the Sellers before the expiration of the Survival Period.

                                  ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Sellers as follows:

            Section 4.1. Authority of Purchaser. Purchaser is a corporation, validly existing, and in good standing under the laws of the State of Delaware. Purchaser has full corporate power and authority to execute and deliver this Agreement, and the execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and this Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the enforceability of specific remedies. Purchaser has full corporate power and authority to own its properties and to carry on the business presently being conducted by it.

            Section 4.2. No Conflict or Violation. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements do not and will not violate or conflict with any provision of the Certificate or Articles of Incorporation or By-laws of Purchaser and do not and will not violate any provision of law, or any order, judgment or decree of any court or other Governmental Agency applicable to Purchaser, or violate or result in a material breach of or constitute (with due notice or lapse of time or both) a default under any loan agreement, mortgage, security agreement, indenture or other instrument to which Purchaser is a party or by which it is bound.

            Section 4.3. Consents and Approvals. The execution, delivery and performance by Purchaser of this Agreement do not require the consent or approval of, or filing with, any government, governmental body or agency or other entity or person except: (i) as may be required to effect the transfer of any Permits; or (ii) such consents, approvals and filings, the failure to obtain or make which would not, individually or in the aggregate, have a material adverse effect on its ability to consummate the transactions contemplated hereby.

            Section 4.4. Availability of Funds. Purchaser shall seek to obtain, within 10 Business Days after the date hereof, commitments for debt and/or equity financing acceptable in all respects to Purchaser, in its sole discretion, taking into account pricing, interest rates, covenants, financial condition of the Business and all such other factors as Purchaser deems relevant (the "Financing Commitments"). Assuming receipt of such Financing Commitments (which the Sellers acknowledge is not assured), Purchaser will at Closing have funds sufficient to allow it to pay the Purchase Price at the times and in the manner set forth in this Agreement and to satisfy all its other obligations under this Agreement.

            Section 4.5. Litigation. Except in connection with the Cases, there are no actions, causes of action, claims, suits, proceedings, orders, writs, injunctions, or decrees pending or, to the Knowledge of Purchaser, threatened against Purchaser at law or in equity or before or by any Governmental Agency, which seeks to restrain or enjoin the consummation of the transactions contemplated hereby or that shall otherwise materially adversely affect the ability of Purchaser to perform its obligations hereunder.

            Section 4.6. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser without the intervention of any other person acting on its behalf in such manner as to give rise to any valid claim by any such person against the Sellers or their Affiliates for a finder's fee, brokerage commission or other similar payment based on an arrangement with Purchaser.

            Section 4.7. Adequate Assurances Regarding Executory Contracts. Purchaser is and will be capable of satisfying the conditions contained in sections 365(b)(1)(c) and (f) of the Bankruptcy Code with respect to the Executory Contracts.

            Section 4.8. Hart-Scott-Rodino. For purposes of the HSR Act, in connection with the consummation of the transactions hereby (i) the Purchaser's total assets are less than $10,000,000 and (ii) the Purchaser would be its own "ultimate parent entity" as such term is defined under the HSR Act.

                                  ARTICLE V.
                       CERTAIN COVENANTS OF THE SELLERS

      Each Seller covenants with Purchaser that from and after the date hereof through the Closing Date:

            Section 5.1. Conduct of Business Before the Closing Date. Without the prior written consent of Purchaser or unless otherwise ordered by the Bankruptcy Court sua sponte or on motion by a third party, notice of which order or motion shall be promptly delivered by the Sellers to Purchaser, between the date hereof and the Closing Date, the Sellers shall not, except as required or expressly permitted pursuant to the terms hereof, make any material change in the Purchased Assets or the Business as it relates to the Purchased Assets, or enter into any transaction respecting the Business, other than in any such case in the ordinary course of the Business consistent with the Sellers' past practices, and shall continue to operate the Stores and the Business as it relates to the Purchased Assets in the ordinary course of the Business. Without limiting the generality but subject to, the foregoing, unless otherwise consented to in writing by Purchaser the Sellers shall, consistent with their past practices:

            (a) Perform all of their material post-petition obligations under the Leases and Other Contracts in accordance with their terms, except for obligations which are not required to be performed under the Bankruptcy Code or which are being disputed by the Sellers in good faith;

            (b) Comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to the Purchased Assets and Assumed Liabilities except where compliance is being disputed by the Sellers in good faith or excused by the Bankruptcy Code or other applicable law;

            (c) Not remove, agree to remove, sell or agree to sell or otherwise transfer or permit any person or entity to remove any Equipment, Machinery and Fixtures from the Stores, except for replacements and refurbishments in the ordinary course of business;

            (d) Not amend or modify, in any material respect, or terminate any of the Leases or Other Contracts or agree or consent to any material amendments or modifications or terminations thereof;

            (e) Not change, in any material respect, any of their methods or procedures relating to accounting for accounts receivable or inventory in the Business;

            (f) Promptly notify Purchaser if the G&G Sellers receive any notices from any lessor, Governmental Agency, insurance company or any other entity indicating any material default or the need for any material repairs, alterations or improvements or any other matter that could reasonably be expected to materially and adversely affect the Purchased Assets, or that any of the Leased Properties are or may be in violation of any law, and cause compliance at the Sellers' cost, except where compliance is being disputed by the Sellers in good faith;

            (g) Promptly notify Purchaser if the Sellers receive any notices of or otherwise become aware of any condemnation proceedings affecting the Stores;

            (h) Not grant any unusual or extraordinary wage, salary or benefit increases to any of the Sellers' employees (eligible to become Transferred Employees) prior to Closing;

            (i) Not enter into any material agreements that would be binding on the Purchaser or affect any of the Purchased Assets after the Closing Date, other than in the ordinary course of business;

            (j) Promptly notify Purchaser of any order of the Bankruptcy Court entered in the Cases that affects or will affect the operation of the Business or the Purchased Assets and promptly deliver a copy of any such order to Purchaser;

            (k) Maintain all occurrence-based forms of insurance with respect to the Purchased Assets as in effect on the date hereof; and

            (1) The Sellers shall, from and after the date hereof through the Closing Date, make available to the Business an amount each week equal to the lesser of (i) total weekly revenues of the Business for such week minus $1 million, plus or minus 10% and (ii) $4.5 million, for operating expenses of the Business (such amount paid by the Sellers, the "Operating Expense Payment"). To the extent that the aggregate Operating Expense Payments made from the date hereof through the Closing Date are less than the Total Weekly Minimum, the parties agree that the Liability Escrow Account shall be increased by the amount of such shortfall and the Closing Cash Payment shall be decreased by the amount of such shortfall. As used in this Section 5.1(1), "Total Weekly Minimum" shall mean the product of
      (i) $4.5 million and (ii) the number of weeks (including any pro rata portion of a partial week) between the date hereof and the Closing Date.

            Section 5.2. Consents and Approvals. The Sellers shall use commercially reasonable efforts to obtain (a) entry of the Order by the Bankruptcy Court, and (b) the consent of The Chase Manhattan Bank, on behalf of itself and as agent under the Revolving Credit and Guaranty Agreement, to this Agreement and the transaction contemplated hereby.

           Section 5.3. Information and Access. The Sellers will permit representatives of Purchaser to have reasonable access during normal business hours after reasonable notice from Purchaser to the Sellers, and in a manner so as not to interfere with the normal operations, to all premises, properties, personnel, accountants, books, records, contracts and documents of or pertaining to the Business. Purchaser and each of its representatives will treat and hold as confidential such information in accordance with the terms and provisions of that certain Confidentiality Agreement, entered into on April 29, 1998, between Pegasus Investors, L.P. and PRI, which Confidentiality Agreement remains in full force and effect. Purchaser shall reimburse the Sellers for any reasonable out-of-pocket costs incurred by the Sellers (but not for overhead or cost of salaries or benefits of Purchaser's personnel) in providing such access. Purchaser shall indemnify, defend and hold harmless the Sellers, the lessors under the Leases and their respective Affiliates from and against any and all claims, demands, causes of action, losses, damages, liabilities, cost and expenses (including, without limitation, attorneys' fees and disbursements), suffered or incurred by such Persons in connection with (i) Purchaser's and/or Purchaser's representatives' entry upon the Leased Property, or (ii) any and all other activities undertaken by Purchaser or Purchaser's representatives with respect to the Leased Property pursuant to this Section 5.3. The parties hereto agree and acknowledge that the provisions of this Section 5.3 shall in no way affect the conditions set forth in Article VIII of this Agreement.

            Section 5.4. Further Assurances. Upon the request of the Purchaser at any time after the Closing Date, the Sellers shall forthwith execute and deliver such documents and take such actions as Purchaser or its counsel may reasonably request to effectuate the purposes of this Agreement.

            Section 5.5. Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, the Sellers will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby. Without limiting the foregoing, the Sellers will take or cause to be taken by others all reasonable actions required to obtain or satisfy all consents and to continue such efforts as may be required after the Closing Date to facilitate the full and expeditious transfer of legal title, or the sublease or sublicense as the case may be, of the Purchased Assets.

            Section 5.6. Assignment of Contracts. At the Closing and effective as of the Closing Date, the Sellers shall sell, assign and transfer to Purchaser all their rights under the Assigned Contracts, free from all defaults by the Sellers and all claims by third parties against Purchaser or the Purchased Assets relating to any defaults by the Sellers thereunder.

            Section 5.7. Cure of Defaults. The Sellers shall, on or prior to the Closing, cure any and all defaults or provide adequate assurance that they will cure any and all defaults with respect to Assigned Contracts as provided in
Section 365 of the Bankruptcy Code and as required by the Bankruptcy Court, so that such Assigned Contracts may be assumed by the Sellers and assigned to the Purchaser as applicable in accordance with the provisions of section 365 of the Bankruptcy Code and so that Purchaser shall have no obligations for defaults existing prior to the assignment.

            Section 5.8.  [INTENTIONALLY OMITTED].

            Section 5.9. Accounts Receivable. Each Seller shall promptly remit in kind to Purchaser any payments received by such Seller after the Closing in respect of accounts receivable constituting a part of the Purchased Assets hereunder.

            Section 5.10. Name Change Filings. On the Closing Date, the Sellers shall file with the Secretary of State of the state of incorporation of each applicable Seller an amendment to each applicable Seller's certificate of incorporation to change its name to a name which does not contain the words "G&G Shops" or "G&G," and shall promptly provide Purchaser with evidence of such filing. In addition, the Sellers shall, within 30 days after the Closing Date, take such actions and file such documents as are necessary to reflect such name changes in all states in which any such Seller is qualified to do business as a foreign corporation and will deliver to Purchaser copies of such documents evidencing such name change filings.

            Section 5.11. Rejection of Contracts. In the event that at any time not less than 10 Business Days prior to the final sale hearing of the Bankruptcy Court, Purchaser gives written notice to Sellers, directing Sellers to reject up to four (4) Leases that are Executory Contracts, such agreements shall be deleted from Schedule 1.3, 1.3(a) or 1.4, as applicable, and shall not be deemed an "Assigned Contract" or a "Purchased Asset"; provided, that the aggregate allowed claims for damages arising from the exclusion of Executory Contracts, if the Sellers were to reject such Executory Contracts shall not exceed $250,000.

            Section 5.12. Transition Arrangements. From and after the Closing Date, Sellers shall maintain all checking accounts (with sufficient funds therein) until all checks drawn on such accounts prior to the Closing Date have cleared. In addition, Sellers shall cooperate with Purchaser in the establishment of such other reasonable transition arrangements (including, without limitation, with respect to insurance, medical, payroll and banking matters) as Purchaser shall reasonably request, for a period of up to ninety
(90) days following the Closing Date. Purchaser shall compensate the Sellers for their actual costs incurred in providing such services including, but not limited to, direct costs and liabilities incurred in providing such transition services, labor costs and related overhead costs.

                                  ARTICLE VI.

                        CERTAIN COVENANTS OF PURCHASER

            Section 6.1.  [INTENTIONALLY OMITTED].

            Section 6.2. Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, Purchaser will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

            Section 6.3. Consents and Approvals. Purchaser shall use commercially reasonable efforts to provide, at the Sellers' request, assistance in obtaining the Order in order to effect the transactions contemplated by this Agreement.

            Section 6.4. Adequate Assurances Regarding Executory Contracts. With respect to each Executory Contract, Purchaser shall provide adequate assurance as required under the Bankruptcy Code of the future performance of such Executory Contract by Purchaser. Purchaser agrees that it will promptly take all actions as are reasonably required by the Sellers to assist in obtaining the Bankruptcy Court's entry of the Order, such as furnishing affidavits, non-confidential financial information or other documents or information for filing with the Bankruptcy Court and making Purchaser's employees and representatives available to testify before the Bankruptcy Court, with respect to demonstrating adequate assurance of future performance by Purchaser under the Executory Contracts.

            Section 6.5. Performance Under Assigned Contracts. Purchaser agrees that from and after the Closing Date it shall take all actions necessary to satisfy its obligations under the terms and conditions of each of the Assigned Contracts.

            Section 6.6. Further Assurances. Upon the request of the Sellers at any time after the Closing Date, the Purchaser shall forthwith execute and deliver such documents as the Sellers or their counsel may reasonably request to effectuate the purposes of this Agreement.

                                 ARTICLE VII.

                    CONDITIONS TO THE SELLERS' OBLIGATIONS

            The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (unless waived in writing by the Sellers) of each of the following conditions on or prior to the Closing Date:

            Section 7.1. Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date in all material respects as though such representations and warranties were made on and as of the Closing Date. Purchaser shall have delivered to the Sellers a certificate signed by an officer of Purchaser, dated the Closing Date, to the foregoing effect. The Sellers shall also have received a certificate dated the Closing Date and signed by each of Jay Galin, Scott Galin and Michael Kaplan, stating that they have no knowledge that any of the representations and warranties set forth in Article III hereof are untrue; provided, that such individuals shall have no personal liability arising out of or resulting from such certificate.

            Section 7.2. Compliance with Agreement. Purchaser shall have performed and complied in all material respects (and in all respects in the case of Article II hereof) with all covenants and conditions to be performed or complied with by it on or prior to the Closing Date. Purchaser shall have delivered to the Sellers a certificate signed by an officer of Purchaser, dated the Closing Date, to the foregoing effect.

            Section 7.3. Financing. Purchaser shall have obtained Financing Commitments which, together with Purchaser's available cash on the Closing Date, are sufficient to enable Purchaser to pay the Purchase Price, and all of the conditions set forth in such Financing Commitments shall have been satisfied.

            Section 7.4. Consents. Other than the Bankruptcy Court's entry of the Order (which is addressed in Section 7.6), all consents, waivers, authorizations and approvals of any Governmental Agency set forth on Schedule
3.3 and the consent of The Chase Manhattan Bank, on behalf of itself and as agent under the Revolving Credit and Guaranty Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

            Section 7.5. Corporate Documents. The Sellers shall have received from Purchaser certified copies of the resolutions duly adopted by the board of directors of Purchaser approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and such resolutions shall be in full force and effect as of the Closing Date.

            Section 7.6. Entry of the Order. (i) The Bankruptcy Court shall have entered the Order; (ii) the Order shall not be stayed; (iii) the Order shall not modify the terms and conditions of this Agreement or the transactions contemplated hereby in any way that adversely affects the Sellers; and (iv) the Order shall be final and no longer subject to appeal.

            Section 7.7. Galin Releases. The Sellers shall have received a release in form and substance reasonably satisfactory to them from each of Jay Galin and Scott Galin releasing the Sellers, Warburg, Pincus Ventures, L.P. and each of their affiliates from any and all claims arising under or related to each of the Galins respective employment by the Sellers including, but not limited to, the Incentive Agreement, except as to indemnification claims arising out of the management of the Business in its ordinary course.

                                 ARTICLE VIII.

                     CONDITIONS TO PURCHASER'S OBLIGATIONS

            The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Purchaser) of each of the following conditions on or prior to the Closing Date:

            Section 8.1. Representations and Warranties. The representations and warranties of the Sellers contained in this Agreement shall be true and correct on and as of the Closing Date in all material respects as though such representations and warranties were made on and as of the Closing Date. The Sellers shall have delivered to Purchaser a certificate signed by the Chief Executive Officer or the Chief Operating Officer of the G&G Sellers, dated the Closing Date, to the foregoing effect;

provided, that none of such individuals shall have any personal liability arising out of or resulting from such certificate.

            Section 8.2. Compliance with Agreement. The Sellers shall have performed and complied in all material respects (and in all respects in the case of Article II hereof) with all covenants and conditions to be performed or complied with by them on or prior to the Closing Date. The Sellers shall have delivered to Purchaser a certificate signed by an executive officer of each of the Sellers, dated the Closing Date, to the foregoing effect.

            Section 8.3. Agreements with Galins. On or prior to July 20, 1998, Jay Galin, Scott Galin and the other shareholders of Purchaser shall have entered into mutually acceptable shareholder, employment and other arrangements (the "Purchaser Agreements") relating to the ownership, management and operation of Purchaser and the Business after the Closing Date.

            Section 8.4. Consents. Other than obtaining the Order (which is addressed in Section 8.6), there shall have been duly obtained and in full force and effect on the Closing Date: (i) all consents, waivers, authorizations and approvals of any Governmental Agency required in connection with the execution, delivery and performance of this Agreement, (ii) the consent of The Chase Manhattan Bank, on behalf of itself and as agent under the Revolving Credit and Guaranty Agreement and (iii) any consents required in connection with any Assigned Contract (other than Leases) involving the payment by any Seller of more than $150,000 in any calendar year, in each case as set forth on Schedule 3.3.

            Section 8.5. Corporate Documents. Purchaser shall have received from Sellers certified copies of the resolutions duly adopted by the boards of directors of Sellers approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and such resolutions shall be in full force and effect as of the Closing Date.

            Section 8.6. Entry of the Order. (i) The Bankruptcy Court shall have entered the Order; (ii) the Order shall not be stayed; (iii) the Order as entered by the Bankruptcy Court, shall not modify the terms and conditions of this Agreement or the transactions contemplated hereby in any way that adversely affects Purchaser; and (iv) the Order shall be final and no longer subject to appeal.

            Section 8.7. Entry of the Bidding Protections Order. The Bidding Protections Order (as defined in Section 9.2 below), in the form annexed as Exhibit D, shall have been entered by the Bankruptcy Court.

            Section 8.8. Financing. Purchaser shall have obtained Financing Commitments which, together with Purchaser's available cash on the Closing Date, are sufficient to enable Purchaser to pay the Purchase Price, and all of the conditions set forth in such Financing Commitments shall have been satisfied.

            Section 8.9. Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement arising from causes outside the control of Purchaser and which could not have been avoided by Purchaser's exercise of reasonable care.

            Section 8.10. Revolving Credit and Guaranty Agreement. The Revolving Credit and Guaranty Agreement shall not have been terminated.

            Section 8.11. Release of the Galins. Jay and Scott Galin shall have received a release from the Sellers from any and all claims asserting a breach of the Incentive Agreement or a breach of fiduciary duty arising out of the Galins' participation as investors and employees in the sale of the Business to G+G Retail, Inc., including the Galins' commitment to act exclusively with "TGV/Pegasus" as provided in the bid letter, dated May 18, 1998.

                                  ARTICLE IX.

                           THE CLOSING; TERMINATION

            Section 9.1. The Closing. The Closing of the purchase and sale of the Purchased Assets (the "Closing") shall be held within two (2) Business Days after each of the conditions precedent set forth in Articles VII and VIII have been satisfied or waived (the "Closing Date"). The Closing shall be held at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019. At the Closing, all of the transactions provided for in Article II hereof shall be consummated on a substantially concurrent basis.

            Section 9.2.  Bidding Protections.

            (a) Other Proposals. Except as otherwise set forth in this Section 9.2(a), the Sellers and their agents shall not solicit any proposal from any Person or Persons to acquire, directly or indirectly, all or substantially all of the assets of the Business or more than 50% of the voting power of the equity securities of G&G (an "Alternative Transaction") or any inquiry which may result in such a proposal from any person (provided that in no event shall the filing of, submission of documents to or the presentation of evidence, testimony or information to the Bankruptcy Court constitute the solicitation of an Alternative Transaction). Notwithstanding anything herein to the contrary, negotiations and discussions by the Sellers with any party that previously submitted a written expression of interest (including, but not limited to, a markup of a form purchase agreement) in acquiring all or substantially all of the Business shall not constitute the solicitation of an Alternative Transaction; without limiting the foregoing, such determination shall not affect whether or not the Sellers entering into an agreement with such a party constitutes an Alternative Transaction hereunder. Notwithstanding the foregoing or anything in this Agreement to the contrary, if at any time prior to the Closing or termination of this Agreement, any of the Sellers (or any representative of the Sellers) receives any unsolicited proposal or inquiry that the Sellers determine in good faith constitutes or may result in a G&G Superior Proposal (as defined below), the Sellers may (and may authorize and/or permit any of their officers, directors, employees, attorneys, agents or representatives to) (i) furnish information with respect to the Sellers or the Business to any person or persons making such proposal or inquiry (which may include a person or persons that made inquiries or proposals prior to the date hereof), (ii) participate in discussions and/or negotiations regarding such proposal or inquiry and (iii) subject to approval by order of the Bankruptcy Court, enter into one or more agreements with any such person or persons with respect to a G&G Superior Proposal and, prior to or concurrently therewith, terminate this Agreement. "G&G Superior Proposal" means any bona fide proposal made by any person or persons to acquire, directly or indirectly, all or substantially all of the assets of the Business or more than 50% of the voting power of the equity securities of G&G on terms which the Boards of Directors of PRI and G&G determine in their good faith judgment to be more favorable to the Sellers than the transaction provided for in this Agreement (taking into account all factors relating to such proposed transaction deemed relevant by such Boards of Directors, including, but not limited to, the financing thereof, the proposed timing thereof and all other conditions thereto), including a recapitalization transaction approved by the appropriate Boards of Directors of the Sellers; provided, that no such proposal may be deemed a G&G Superior Proposal unless such proposal includes consideration which is in excess of the sum of (i) the Purchase Price, (ii) the Topping Fee (as defined below), which for purposes of this Section 9.2(a) shall be deemed to equal $2.64 million, and (iii) the Expense Reimbursement (as defined below), which for purposes of this Section 9.2(a) shall be deemed to equal $1,250,000.

            (b) Topping Fee. If, after entry of the Bidding Protections Order (as defined below), (i) this Agreement has not been terminated pursuant to Sections 9.3(a), 9.3(b), 9.3(f), 9.3(g) or 9.3(h), (ii) Purchaser is not then in default of any material obligation hereunder which would excuse performance hereunder by the Sellers and (iii) the Sellers shall accept an offer and enter into an agreement which provides for a G&G Superior Proposal, then Pegasus Investors, L.P. shall, without further court order, be entitled to receive a fee equal to 2% of Purchase Price (the "Topping Fee"); provided, however that if at the hearing to sell all or substantially all of the Business a G&G Superior Proposal is made and the Purchaser revises its offer to purchase the Purchased Assets, Pegasus Investors, L.P. shall be entitled to receive only the Expense Reimbursement as provided below.

The Topping Fee shall be payable within five (5) days of the consummation of a G&G Superior Proposal.

            (c) Expense Reimbursement. In the event that (i) an agreement providing for a G&G Superior Proposal is entered into or (ii) this Agreement is terminated for any reason other than as set forth in the last sentence of this
Section 9.2(c), Pegasus Investors, L.P. shall be entitled to receive reimbursement of the reasonable, actual, fully-documented out-of-pocket costs and expenses paid or incurred by Purchaser or Pegasus Investors, L.P., commencing as of May 1, 1998 and ending on the earlier of (i) the date Purchaser is notified of the Sellers' execution of an agreement providing for an Alternative Transaction or a G&G Superior Proposal and (ii) the date this Agreement is terminated, directly incident to, under or in connection with this Agreement and the transactions contemplated hereby (including fees and disbursements of counsel, accountants, financial advisors and other third parties and commitment fees paid to financing institutions) in an amount not to exceed $1,250,000 in the aggregate (the "Expense Reimbursement"). The Expense Reimbursement shall be payable within five (5) days of the consummation of an agreement which provides for an Alternative Transaction or a G&G Superior Proposal; provided, that Purchaser shall have presented to the Sellers fully detailed invoices or other documentation supporting the Expense Reimbursement. Purchaser's claim for such Expense Reimbursement shall be a super-priority administrative claim in the Cases senior to all unsecured administrative claims other than those arising under (a) the Revolving Credit and Guaranty Agreement (and related documents), (b) the letter agreement, dated March 13, 1998, between Century Business Credit Corporation and Warburg, Pincus Ventures L.P. and (c) administrative claims of employees of the Sellers for wages, benefits and severance entitlements. Notwithstanding anything contained in this Agreement to the contrary, the Purchaser shall not be entitled to receive the Expense Reimbursement if the Agreement is terminated pursuant to Section 9.3(e) (by the Sellers solely as a result of any default or breach by Purchaser), 9.3(f), 9.3(g) or 9.3(h); provided, however, that if within 120 days of any such termination by the Sellers pursuant to Section 9.3(g) as a result of the Sellers' dissatisfaction with a Financing Commitment tendered by Purchaser which Purchaser was willing to accept, the Sellers enter into an agreement which provides for an Alternative Transaction or a G&G Superior Proposal (i) for total consideration (including assumption of liabilities) which equals or exceeds the consideration to be provided by Purchaser hereunder, the Sellers shall, promptly upon consummation of such agreement, pay to Pegasus Investors, L.P. the Expense Reimbursement and (ii) for total consideration (including assumption of liabilities) which is less than the consideration to be provided by Purchaser hereunder, the Sellers shall, promptly upon consummation of such agreement, pay to Pegasus Investors, L.P. the Expense Reimbursement up to a maximum of $625,000; and provided, further that if Purchaser shall fail to tender a Financing Commitment to the Sellers hereunder, the Agreement is terminated by the Sellers pursuant to Section 9.3(g) and the Sellers enter into an agreement within 120 days of the date the Agreement is so terminated which provides for an Alternative Transaction or a G&G Superior Proposal (other than a going out of business sale, provided that a going out of business sale shall not include a sale of all or substantially all of the Business to an entity or entities which continues to operate the Business as a going concern under such entity's or entities' trade names) and each of Jay Galin and Scott Galin participate in such transaction, the Sellers shall, promptly upon consummation of such agreement, pay to Pegasus Investors, L.P. the Expense Reimbursement up to a maximum of $500,000.

            (d) Bidding Protections Order. The Sellers shall use commercially reasonable efforts to obtain an order in the form annexed as Exhibit D hereto (the "Bidding Protections Order") of the Bankruptcy Court approving the provisions of this Section 9.2, and the Purchaser shall cooperate with and take such actions as reasonably requested by the Sellers in obtaining such order. The Bidding Protections Order shall provide that the Topping Fee and the Expense Reimbursement shall be payable by Sellers as set forth above.

            Section 9.3. Termination. Anything in this Agreement to the contrary notwithstanding, this Agreement and the transactions contemplated hereby may be terminated in any of the following ways at any time before the Closing and in no other manner:

            (a) By mutual written consent of Purchaser and the Sellers (in the case of the Sellers, upon consultation with, and with the consent of, the Official Committee); or

            (b)  By Purchaser as provided in Section 2.10; or

            (c)  By the Sellers as provided in Section 9.2;

            (d) By Purchaser or the Sellers (if such terminating party is not then in default of any obligation hereunder), if the Closing has not occurred on or before August 31, 1998;

            (e) By the Sellers or Purchaser (if such terminating party is not then in default of any obligation hereunder) if the other party is in breach in any material respect of any of its representations made in this Agreement, or is in violation or default of any of its covenants or agreements in this Agreement;

            (f) By Purchaser or the Sellers, within two Business Days following July 15, 1998, if the Bidding Protections Order is not entered by July 15, 1998 or such Bidding Protections Order has not been consented to by the DIP Lenders by July 15, 1998;

            (g) By Purchaser or the Sellers, within two Business Days following July 20, 1998, if Purchaser has not obtained the Financing Commitments on or before July 20, 1998; or

            (h) By Purchaser or the Sellers, within two Business Days following July 20, 1998, if the Purchaser Agreements shall not have been entered into and delivered to the Sellers on or before July 20, 1998.

            Section 9.4. Effects of Termination. (a) In the event this Agreement is terminated pursuant to Section 9.3, except as provided in this Section 9.4, all further obligations of the parties hereunder shall terminate.

            (b) Notwithstanding anything contained in this Agreement to the contrary, the Sellers shall have no liability or obligation under this Article IX unless and until the Bidding Protections Order shall have been entered by the Bankruptcy Court and the DIP Lenders shall have consented to the Bidding Protections Order. Thereafter, the Sellers' liability for any termination of this Agreement solely shall be as follows:

                    (i) In the event this Agreement is terminated other than as set forth below in Section 9.4(b)(ii), the Sellers shall only be liable to Pegasus Investors, L.P. for the Expense Reimbursement pursuant and subject to the terms of Section 9.2(c).

                    (ii) In the event this Agreement is terminated due to the
                         Sellers' execution of an agreement providing for a G&G Superior Proposal, the Sellers shall be liable to Pegasus Investors, L.P. for (i) the Topping Fee pursuant and subject to the terms of Section 9.2(b) and (ii) the Expense Reimbursement pursuant and subject to the terms of Section 9.2(c).

            (c) In the event this Agreement is terminated pursuant to Section 9.3(e) (by the Sellers solely as a result of any default or breach by Purchaser), Purchaser shall be liable for any and all Damages incurred or suffered by any Seller as a result of such default or delay, up to a maximum of $3 million. Each of Pegasus Partners, L.P. and Pegasus Related Partners, L.P. acknowledges and agrees that it shall have joint and several liability with Purchaser up to such maximum amount of Damages.

            (d) The foregoing provisions of this Section 9.4 shall not limit the rights of the parties hereto to seek specific performance of any obligation hereunder of any other party.

                                  ARTICLE X.

                                     TAXES

            The parties hereto hereby covenant and agree as follows:

            Section 10.1. Taxes Related to Purchase of Assets. The parties recognize and acknowledge that, because the sale, transfer, assignment and delivery of the Purchased Assets is being made in connection with the Sellers' plan of reorganization, they may be exempt under section 1146(c) of the Bankruptcy Code and the Order from all state and local transfer, recording, stamp or other similar transfer taxes (collectively, "Transaction Taxes") that may be imposed by reason of the sale, transfer, assignment and delivery of the Purchased Assets; provided, however, that if Transaction Taxes are assessed for any reason, then the Sellers shall bear the cost of such Transaction Taxes along with any recording and filing fees. Purchaser and the Sellers agree to cooperate to determine the amount of Transaction Taxes payable in connection with the transactions contemplated under this Agreement. Transaction Taxes shall not include any Taxes for which the Sellers are responsible under Section 10.2. Sellers shall bear the cost of any use or sales tax that may be imposed as a result of the transactions contemplated hereby or, together with Purchaser, jointly seek to establish a basis for an exemption therefrom. Purchaser and the Sellers agree to cooperate in the preparation and filing of any and all required returns for or with respect to such Transaction Taxes and/or use or sales taxes with any and all appropriate taxing authorities.

            Section 10.2. Cooperation on Tax Matters. Purchaser and the Sellers agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Business as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to tax matters, for the preparation for and proof of facts during any tax audit, for the preparation for any tax protest, for the prosecution or defense of any suit or other proceeding relating to tax matters and for the answer of any governmental or regulatory inquiry relating to tax matters.

            Purchaser agrees to retain possession of all files and records delivered to Purchaser by the Sellers for a period of at least six years from the Closing Date. In addition, from and after the Closing Date, Purchaser agrees that it will provide access to the Sellers and their attorneys, accountants and other representatives (after reasonable notice and during normal business hours) to such files and records as the Sellers may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute and/or defend any such return, filing, audit, protest, claim, suit, inquiry or other proceeding. Sellers shall reimburse Purchaser for any reasonable out-of-pocket costs incurred by Purchaser (but not for overhead or cost of salaries or benefits of Purchaser's personnel) in providing such access.

                                  ARTICLE XI.

                     EMPLOYEES AND EMPLOYEE BENEFIT PLANS

            Section 11.1. Employment.

            (a) Offer to Hire. Effective as of the Closing Date, Purchaser shall (i) offer to hire, in a comparable position and at the same rate of pay, each active Business Employee who is primarily involved in the conduct of the Business on the day immediately prior to the Closing Date and all those inactive Business Employees who are on approved leave on the Closing Date because of jury duty, family or medical leave, sick leave, vacation or military duty or (ii) pay and discharge all severance obligations (including any WARN (as defined below) liability triggered as a result of Purchaser's failure to offer employment to such Business Employees) owed to the Business Employees set forth in the preceding sentence to which Purchaser does not offer employment. Purchaser shall be responsible for any obligations or Liabilities to the Business Employees under the Worker Adjustment and Retraining Notification Act and any similar state or local "plant closing" law ("WARN") to the extent WARN thresholds are exceeded as a result of actions taken by the Purchaser on or after the Closing Date with respect to the Business Employees. The Sellers shall be responsible for any obligations or Liabilities to the Business Employees under WARN as a result of actions taken by the Sellers prior to the Closing Date.

            (b) Transferred Employees. The Business Employees who accept and commence employment with Purchaser and whose terms and conditions of employment are covered by a collective bargaining agreement with any of the Sellers immediately prior to the Closing Date shall be referred to herein as "Transferred Union Employees." The Business Employees who accept and commence employment with Purchaser and whose terms and conditions of employment are not covered by a collective bargaining agreement with any of the Sellers immediately prior to the Closing Date shall be referred to herein as "Transferred Non-Union Employees." Collectively, the Transferred Union Employees and the Transferred-Non Union Employees shall be referred to herein as the "Transferred Employees." Purchaser's obligation with respect to Transferred Employees shall commence as of the Closing Date. Upon request of Purchaser, the Sellers shall provide Purchaser reasonable access to and copies of data regarding ages, dates of hire, compensation, job description and, subject to applicable law, such other personnel records as Purchaser may reasonably request in respect of the Business Employees.

            (c) Terms of Employment. For the period ending one year after the Closing Date, Purchaser will provide Transferred Non-Union Employees with benefits under Purchaser's employee benefit plans which are substantially equivalent to those provided to such employees pursuant to the Plans specified in Schedule 3.11(a) and will provide Transferred Union Employees with such benefits as shall be required under the terms of any applicable collective bargaining agreement covering such employees from and after the Closing Date. Except as provided otherwise in this Article XI or as required by the terms of any collective bargaining agreement, the Transferred Employees' employment with Purchaser shall be upon such terms and conditions as Purchaser, in its sole discretion, shall determine, and nothing herein expressed or implied by this Agreement shall confer upon any Business Employee, or legal representative thereof, any rights or remedies, including any right to employment, or for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

            Section 11.2. Collective Bargaining Agreements. Effective as of the Closing Date, Purchaser shall assume until their scheduled expiration dates the collective bargaining agreements listed on Schedule 3.10 in respect of the Transferred Union Employees and shall be solely responsible for discharging all obligations (including the establishment of such employee benefit plans, programs and arrangements as may be required by such collective bargaining agreements) and Liabilities arising thereunder on and after the Closing Date. Purchaser shall have no responsibility or Liability in respect of any collective bargaining agreement covering any current or former employees of the Sellers during the period of employment by the Sellers.

            Section 11.3. Employee Welfare Benefit Plans. Except with respect to any claim that is covered by an Assigned Contract or otherwise constitutes an Assumed Liability, the Sellers shall retain responsibility for all hospital, medical, life insurance, disability and other welfare plan expenses and benefits, and for all workers' compensation, unemployment compensation and other government mandated benefits (collectively referred to herein as "Welfare Type Plans"), in respect of claims covered by Plans and which are incurred by Transferred Employees and their dependents prior to the Closing Date. Purchaser shall be responsible for all claims incurred on or after the Closing Date by Transferred Employees and their dependents under all Welfare Type Plans that are maintained by Purchaser for the Transferred Employees and their dependents. For purposes of this Section 11.3, claims shall be deemed to have been incurred:

            (a) with respect to all death or dismemberment claims, on the actual date of death or dismemberment;

            (b) with respect to all disability claims, other than short-term disability or salary continuation benefits, on the date the claimant became unable to (i) perform his or her regular duties of employment, in the case of an employee claimant, or (ii) perform the normal day-to-day responsibilities that would reasonably be expected of someone of similar age and lifestyle, in the case of a dependent claimant;

            (c) with respect to short-term disability or salary continuation claims, on each day for which income benefits are payable to the claimant;

            (d) with respect to all medical, drug or dental claims, on the date the service was received or the supply was purchased by the claimant; provided, however, that a medical claim relating to a claimant's hospitalization shall be deemed to be incurred on the date the claimant was first hospitalized; and

            (e) with respect to workers' compensation claims, on the date the incident occurred.

Transferred Employees shall participate as of the Closing Date under Welfare Type Plans established or provided by Purchaser without, to the extent practicable, any waiting periods, any evidence of insurability and any preexisting physical or mental condition restrictions (except to the extent applicable and unsatisfied under the Sellers' Welfare Type Plans), and Purchaser shall provide credit, to the extent recognized by a similar Plan of the Sellers, for claims incurred prior to the Closing Date for purposes of applying deductibles, co-payments, out of pocket maximums and benefit maximums. Prior to and following the Closing Date, the Sellers shall provide Purchaser with the records and other data needed for Purchaser to comply with the provisions of this Section. At Purchaser's request, the Sellers shall, to the extent practicable, arrange to have coverage under their Welfare Type Plans extended for the Transferred Employees through the end of the month in which the Closing occurs.

            Section 11.4. COBRA. Purchaser shall have sole responsibility for "continuation coverage" benefits provided after the Closing Date under Purchaser's group health plans to all Transferred Employees, and "qualified beneficiaries" of Transferred Employees, for whom a "qualifying event" occurs after the Closing Date. The Sellers shall be responsible for providing any notices to the Transferred Employees required pursuant to the Consolidated Omnibus Budget Reconciliation Act, and shall have sole responsibility for "continuation coverage" benefits provided under the Sellers' group health plans to all employees of the Sellers, and "qualified beneficiaries" of employees of the

Sellers, for whom a "qualifying event" has occurred on or prior to the Closing Date. The terms "continuation coverage," "qualified beneficiaries" and "qualifying event" shall have the meanings ascribed to them under Section 4980B of the Code and Sections 601-608 of ERISA.

            Section 11.5. G & G Profit Sharing Plan. G&G currently sponsors and maintains a qualified defined contribution profit sharing plan known as the G&G Retirement Plan and Trust (the "Profit Sharing Plan") which provides certain retirement benefits for certain eligible employees of the G&G Sellers, including certain Transferred Employees. Effective as of the Closing Date, the Sellers and Purchaser shall take all necessary and appropriate action to cause Purchaser to assume the sponsorship of the Profit Sharing Plan. Purchaser and the Sellers agree that the Purchaser shall be deemed the successor to and assignee of the Sellers for all purposes under the Profit Sharing Plan, including for purposes of determining the date on which a termination of employment, separation from service or other similar event has occurred under the Profit Sharing Plan. As of the Closing Date, the Sellers and their respective Affiliates shall have no Liability for the payment of benefits to any participants accrued under the Profit Sharing Plan before or after the Closing Date, and Purchaser shall indemnify and hold the Sellers and their respective Affiliates harmless from and against any Liability as a result of any claim against a Seller or its Affiliates for the payment of benefits under the Profit Sharing Plan. Nothing contained herein shall interfere with Purchaser's right to amend or terminate the Profit Sharing Plan, in accordance with its terms and applicable law, following its assumption.

            Section 11.6. 401(k) Savings Plan. G&G is currently a Participating employer in two 401(k) plans known as the Petrie Retail, Inc. 401(k) Savings Plan and the Petrie Retail, Inc. 401(k) Plan for UAW Local 2326 Employees (collectively the "Seller Savings Plans") which provide benefits for certain of the Transferred Employees. Effective as of the Closing Date, Purchaser shall adopt or provide a savings plan or plans with a cash or deferred arrangement that is qualified under Section 401(a) of the Code on behalf of the Transferred Employees who participated in the Seller Savings Plans (the "Purchaser Savings Plan"), and that expressly provides that: (i) Transferred Employees who were participants in the Seller Savings Plans immediately prior to the Closing Date will continue their participation in the Purchaser Savings Plans as of the Closing Date without interruption and (ii) all Transferred Employees will have their months and years of service with the Sellers and their Affiliates which is recognized under the Seller Savings Plans credited for eligibility, vesting and other purposes for which service is taken into account under the Seller Savings Plans. As soon as practicable after the Closing Date, the Sellers shall cause the assets of the trust under the Seller Savings Plans in respect of the aggregate benefits accrued (including unvested benefits) under the Seller Savings Plans by the Transferred Employees to be valued and transferred to the trust under the Purchaser Savings Plan; provided, however, that Purchaser shall first have provided the Sellers with either a copy of a favorable determination letter from the IRS or an opinion of counsel reasonably satisfactory to the Sellers regarding the qualification, in form, of the Purchaser Savings Plan under Section 401(a) of the Code. The assets to be transferred from the trust under the Seller Savings Plans pursuant to this
Section 11.6 shall be in cash or, to the extent mutually agreed to by the Sellers and Purchaser, a combination of cash, securities and other property; provided, however, that any outstanding loans attributable to the accounts of the Transferred Employees shall be transferred in kind. The actual amount transferred from the trust under the Seller Savings Plans shall be adjusted to reflect any normal and reasonable administrative expenses properly attributable to the accounts of the Transferred Employees during the period following the Closing Date. At the time the assets that are held in the trust with respect to the Transferred Employees under the Seller Savings Plans are paid to the trust under the Purchaser Savings Plans, the Purchaser Savings Plans shall assume all liabilities of the Seller Savings Plans for the applicable benefits so transferred, and such transfer shall be in full discharge of all obligations of the Seller Savings Plans in respect thereof. During the period following the Closing Date and preceding the transfer of assets and liabilities pursuant to this Section 11.6, (i) the Sellers shall take such action as is necessary to prevent a default by any Transferred Employee with an outstanding loan from the Seller Savings Plans unless and until such Transferred Employee fails to make a timely payment on such loan and (ii) Purchaser will cooperate with and assist the Sellers or their designee in the continued administration of the Seller Savings Plans, including, subject to the consent of the Transferred Employee, collecting and remitting to the trustee of the Seller Savings Plans payroll deductions relating to any outstanding loans. Notwithstanding the above, the amount transferred to the trust under the Purchaser Savings Plans shall in no event be less than the amount necessary to satisfy the requirements of Section 414(l) of the Code and ERISA.

            Section 11.7. Puerto Rico Savings Plan. G&G is currently a Participating employer in a plan known as the Petrie Retail, Inc. Savings Plan for Puerto Rico Employees (the "Seller Puerto Rico Plan") which provides certain deferred compensation benefits for certain eligible employees of the Sellers, including certain of the Transferred Employees. Effective as of the Closing Date, Purchaser shall adopt or provide a savings plan or plans with a cash or deferred arrangement that is qualified under Section 1165(a) of the Puerto Rico Internal Revenue Code of 1994 on behalf of the Transferred Employees (the "Purchaser Puerto Rico Plan"), and that expressly provides that: (i) Transferred Employees who were Participants in the Seller Puerto Rico Plan immediately prior to the Closing Date will continue their participation in the Purchaser Puerto Rico Plan as of the Closing

Date without interruption, and (ii) all Transferred Employees will have their months and years of service with the Sellers and their Affiliates which is recognized under the Seller Puerto Rico Plan credited for eligibility, vesting and other purposes for which service is taken into account under the Seller Puerto Rico Plan. As soon as practicable after the Closing Date, the Sellers shall cause the assets of the trust under the Seller Puerto Rico Plan in respect of the aggregate benefits accrued (including unvested benefits) under the Seller Puerto Rico Plan by the Transferred Employees to be valued and transferred to the trust under the Purchaser Puerto Rico Plan; provided, however, that Purchaser shall first have provided the Sellers with either a copy of a favorable determination letter from the Puerto Rico Department of Treasury or an opinion of counsel reasonably satisfactory to the Sellers regarding the qualification, in form, of the Purchaser Puerto Rico Plan under Section 1165 of the Puerto Rico Internal Revenue Code of 1994. The assets to be transferred from the trust under the Seller Puerto Rico Plan pursuant to this Section 11.7 shall be in cash or, to the extent mutually agreed to by the Sellers and Purchaser, a combination of cash, securities and other property; provided, however, any outstanding loans attributable to the accounts of the Transferred Employees shall be transferred in kind. The actual amount transferred from the trust under the Seller Puerto Rico Plan shall be adjusted to reflect any normal and reasonable administrative expenses properly attributable to the accounts of the Transferred Employees during the period following the Closing Date. At the time the assets that are held in the trust with respect to the Transferred Employees under the Seller Puerto Rico Plan are paid to the trust under the Purchaser Puerto Rico Plans, the Purchaser Puerto Rico Plans shall assume all liabilities of the Seller Puerto Rico Plan for the applicable benefits so transferred, and such transfer shall be in full discharge of all obligations of the Seller Puerto Rico Plan in respect thereof. During the period following the Closing Date and preceding the transfer of assets and liabilities pursuant to this Section 11.7,
(i) the Sellers shall take such action as is necessary to prevent a default by any Transferred Employee with an outstanding loan from the Seller Puerto Rico Plan unless and until such Transferred Employee fails to make a timely payment on such loan and (ii) Purchaser will cooperate with and assist the Sellers or their designee in the continued administration of the Seller Puerto Rico Plan, including, subject to the consent of the Transferred Employee, collecting and remitting to the trustee of the Seller Puerto Rico Plan payroll deductions relating to any outstanding loans. Notwithstanding the above, the amount transferred to the trust under the Purchaser Puerto Rico Plans shall in no event be less than the amount necessary to satisfy the applicable requirements of the Puerto Rico Internal Revenue Code of 1994.

            Section 11.8. Vacation and Sick Leave. Each Transferred Employee will be credited by Purchaser with any unused vacation and sick leave earned as of the Closing Date under the vacation and sick leave policy of the Sellers applicable to such Transferred Employee, and the Sellers shall have no Liability therefor following the Closing Date. Purchaser shall recognize service by each Transferred Employee with the Sellers for purposes of determining entitlement to vacation and sick leave following the Closing Date under the applicable vacation and sick leave policy of the Sellers; provided, however, that this Section 11.8 shall not be construed so as to entitle any Transferred Employee to be credited with any benefits under Purchaser's vacation and sick leave policy with respect to any period of employment prior to the Closing Date other than as provided in the preceding sentence.

            Section 11.9. Severance Benefits. Purchaser agrees that in the event that any Business Employee does not accept employment with Purchaser, Purchaser will provide such person with a severance benefit which is not less than one week's salary for each year of such person's service with the Sellers and Purchaser, but not less than two weeks or more than 12 weeks. Purchaser further agrees that in the event that (i) any Business Employee whose terms and conditions of employment are covered by a collective bargaining agreement with any of the Sellers immediately prior to the Closing Date or (ii) any Transferred Union Employee does not accept employment with Purchaser or is terminated by Purchaser, other than for cause, during the one-year period immediately following the Closing Date, Purchaser will make all payments required by the terms of the collective bargaining agreements covering such persons. Notwithstanding the foregoing, in the event the individuals set forth on
Schedule 11.9 are entitled to payment under the Change in Control Severance Plan Covering Key Employees of Petrie Retail, Inc. and its Operating Subsidiaries (the "Change in Control Plan"), Purchaser agrees to make all payments to such individuals, on behalf of Sellers, required by the terms of the Change in Control Plan, in lieu of the severance benefits required by the preceding sentence. The parties agree that nothing contained in this Section 11.9 shall be deemed to confer upon any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

                                 ARTICLE XII.

                                INDEMNIFICATION

            Section 12.1. Indemnification by the Purchaser. From and after the date of this Agreement, the Purchaser will indemnify, defend and hold the Sellers, their Affiliates and their respective officers, directors, employees and agents harmless from and against any and all claims, actions, suits, demands, assessments, judgments, losses, liabilities, damages, penalties, costs and expenses (including, without limitation, reasonable attorneys' fees to the extent permitted by law and accounting fees and investigation costs) (collectively, "Losses") that may be incurred by any such indemnified party and, directly or indirectly, resulting or arising from, related to or incurred in connection with (i) the use or operation of the Purchased Assets or the conduct of the Business after the Closing Date, (ii) the Assumed Liabilities, (iii) those liabilities and obligations arising after the Closing Date under the Assigned Contracts included in the Purchased Assets and acquired by the Purchaser hereunder; provided, however, that this Section 12.1 does not apply to any such liabilities and obligations arising from breaches of such Assigned Contracts or defaults under Assigned Contracts by the Sellers, and (iv) any breach of any representation or warranty or any covenant, obligation or agreement of the Purchaser contained in this Agreement; provided, further, that Purchaser shall not be required to indemnify the Sellers under this clause (iv) of this Article XII in respect of any Losses related to any breach of any of the Purchaser's representations and warranties ("Purchaser Breach Losses") until the aggregate amount of all Purchaser Breach Losses exceeds $500,000, whereupon Purchaser shall be required to indemnify the Sellers in respect of all Purchaser Breach Losses and not only those in excess of $500,000.

            Section 12.2. Indemnification by the Sellers. From and after the date of this Agreement, each Seller will indemnify, defend and hold the Purchaser, its Affiliates and their respective officers, directors, employees and agents harmless from and against any and all Losses that may be incurred by any such indemnified party, directly or indirectly resulting or arising from, related to or incurred in connection with (i) the Excluded Liabilities, (ii) the Excluded Assets (iii) liabilities in connection with the Non-Assignable Leases and (iv) any breach of any representation or warranty or any covenant, obligation or agreement of the Sellers contained in this Agreement; provided, that, with respect to this clause (iv), the indemnification rights of Purchaser with respect to Losses related to any breach of any of the Sellers' representations and warranties set forth in (a) Section 3.1, Section 3.2 (other than the representation and warranty made in clause (ii) thereof), Section 3.3 (other than the representation and warranty made in clause (ii) thereof),
Section 3.6(a) (second sentence only), Section 3.11, Section 3.15 (other than with respect to the representations and warranties related to any state or local sales or use Tax, ad valorem personal property Tax, payroll Tax arising after January 31, 1998 or, with respect to the Leases, any real property Tax relating to the Leases) and Section 3.17 ("Non-Business Seller Breach Losses") and (b) clause (ii) of Section 3.2, clause (ii) of Section 3.3, Section 3.4, Section 3.6 (other than the second sentence of Section 3.6(a), Section 3.8, Section 3.9,
Section 3.10, Section 3.13 and Section 3.16 ("Business Seller Breach Losses" and, together with the Business Seller Breach Losses, the "Seller Breach Losses") shall survive only for the applicable Survival Periods; and provided, further, that the Sellers shall not be required to indemnify Purchaser under this clause (iv) of this Article XII in respect of any Seller Breach Loss until the aggregate amount of all Seller Breach Losses exceeds $500,000 (the "Aggregate Basket Amount"), whereupon the Sellers shall be required to indemnify Purchaser in respect of all Seller Breach Losses and not only those in excess of the Aggregate Basket Amount; and provided, further, that the Sellers shall only be liable under this clause (iv) of this Article XII for Business Seller Breach Losses up to an aggregate amount of $4,500,000, it being understood that the Sellers shall be liable under this Article XII for all Non-Business Seller Breach Losses.

            Section 12.3. Notice of Claim; Right to Participate In and Defend Third Party Claim. (a) In the event that any indemnified party (which term includes all Persons entitled to indemnification under Section 12 and their successors and assigns) receives notice of the assertion of any claim, the commencement of any suit, action or proceeding or the imposition of any penalty or assessment by a third party in respect of which indemnity may be sought under this Agreement ("Third Party Claim") and the indemnified party intends to seek indemnity under this Agreement, then the indemnified party will promptly provide the indemnifying party with notice of the Third Party Claim. The failure by an indemnified party to notify an indemnifying party of a Third Party Claim does not relieve the indemnifying party of any indemnification responsibility under
Section 12 unless and only to the extent that such failure adversely prejudices the ability of the indemnifying party to defend such Third Party Claim.

            (b) The indemnifying party has the right to control the defense, compromise or settlement of the Third Party Claim with counsel of its choosing if the indemnifying party delivers written notice to the indemnified party within seven calendar days following the indemnifying party's receipt of notice of the Third Party Claim from the indemnified party acknowledging its obligations to indemnify the indemnified party with respect to such Third Party Claim in accordance with this Section 12 and establishes security, or otherwise demonstrates its ability, in a manner reasonably satisfactory to the indemnified party to secure or provide for the indemnifying party's obligations under this
Section 12 with respect to such Third Party Claim. In its defense, compromise or settlement of any Third Party Claim, the indemnifying party will provide the indemnified party, in a timely manner, with such information with respect to such defense, compromise or settlement as the indemnified party requests and will not assume any position or take any action that would impose an obligation of any kind or restrict the actions of the indemnified party. The indemnified party will be entitled (at the indemnified party's expense) to participate in the defense by the indemnifying party of any Third Party Claim with its own counsel. Notwithstanding the foregoing, if the indemnifying party fails, in the reasonable opinion of the indemnified party, to take reasonable steps necessary to defend a Third Party Claim within ten calendar days after receiving notice from the indemnified party that the indemnified party believes the indemnifying party has failed to take such steps, the indemnified party may assume its own defense, and the indemnifying party will be responsible for any reasonable expenses therefor. Without the prior written consent of the indemnified party, the indemnifying party will not enter into any settlement or compromise of any Third Party Claim which could lead to liability or create any financial or other obligation on the part of the indemnified party for which the indemnified party is not entitled to reimbursement under this Agreement.

            (c) In the event that the indemnifying party does not undertake the defense, compromise or settlement of a Third Party Claim, the indemnified party has the right to control the defense or settlement of such Third Party Claim with counsel of its choosing at the cost of the indemnifying party; provided, however, that the indemnified party will not settle or compromise any Third Party Claim without the indemnifying party's prior written consent, unless (i) the terms of such settlement or compromise release the indemnified party and the indemnifying party from any and all liability with respect to the Third Party Claim or (ii) the indemnifying party has not (x) acknowledged its obligations to indemnify the indemnified party with respect to such Third Party Claim in accordance with this Section 12 and (y) established security, or otherwise demonstrated its ability, in a manner reasonably satisfactory to the indemnified party to secure or provide for the indemnifying party's obligations under this
Section 12 with respect to such Third Party Claim.

            (d) Any indemnifiable claim under this Agreement that is not a Third Party Claim will be asserted by the indemnified party by promptly delivering notice thereof to the indemnifying party. If the indemnifying party does not respond to such notice within 15 calendar days after its receipt, it shall have no further right to contest the validity of such claim.

            Section 12.4. Right to Indemnification Not Affected by Knowledge. Subject to Section 3.19, the right to indemnification, payment of Losses or other remedy based on the representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

                                 ARTICLE XIII.

                           MISCELLANEOUS PROVISIONS

            Section 13.1. Representations and Warranties. The representations and warranties of the parties to this Agreement made in this Agreement, subject to the exceptions thereto, will not be affected by any information furnished to, or any investigation conducted by, any of them or their representatives in connection with the subject matter of this Agreement.

            Section 13.2. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (receipt electronically confirmed by sender's telecopy machine) if during normal business hours of the recipient, otherwise on the next Business Day, (c) one (1) Business Day after the date when sent to the recipient by reputable express courier service (charges prepaid) or (d) seven (7) Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Sellers and to Purchaser at the addresses indicated below:

       If to Purchaser:                  G+G Retail, Inc.
                                         520 Eighth Avenue
                                         New York, New York 10018
                                         Attention: Scott D. Galin
                                         Facsimile No. (212) 695-4952

                                         and

                                         Pegasus Investors, L.P.
                                         99 River Road
                                         Cos Cob, Connecticut 06807
                                         Attention: Jonathan Berger
                                         Facsimile No. (203) 869-6940
       With copies
       (which shall not
       constitute notice) to:

                                         Kaye, Scholer, Fierman, Hays &
                                         Handler, LLP
                                         425 Park Avenue
                                         New York, New York 10022
                                         Attention: Mark S. Selinger, Esq.
                                         Facsimile No. (212) 836-8689

                                         and

                                         Shack & Siegel, P.C.
                                         530 Fifth Avenue
                                         16th Floor
                                         New York, New York 10036
                                         Attention: Donald Shack, Esq.
                                         Facsimile No. (212) 730-1964

       If to the Sellers:                Petrie Retail, Inc.
                                         150 Meadowlands Parkway
                                         Secaucus, New Jersey 07094
                                         Attention: Michael B. McLearn
                                         Facsimile No. (201) 392-0938

       With a copy                       Willkie Farr & Gallagher
       (which shall not                  787 Seventh Avenue
       constitute notice) to:            New York, New York 10019
                                         Attention: Cornelius T. Finnegan III
                                         Facsimile No. (212) 728-8111

                                         and

                                         Hahn & Hessen, LLP
                                         350 Fifth Avenue
                                         Suite 3700
                                         New York, New York 10118
                                         Attention: Mark S. Indelicato
                                         Facsimile No. (212) 594-7167

or to such other address as any party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section.

            Section 13.3. Amendments. The terms, provisions and conditions of this Agreement may not be changed, modified or amended in any manner except by an instrument in writing duly executed by each of the parties hereto.

            Section 13.4. Assignment. This Agreement is binding upon and inures to the benefit of the successors and assigns of each party to this Agreement (including any trustee appointed in respect of the Sellers under the Bankruptcy
Code), but no rights, obligations or liabilities under this Agreement may be assigned by any party without the prior written consent of the other parties hereto, except that Purchaser shall have the right, on or prior to the Closing Date, to assign all or any portion of its rights under this Agreement to one or more wholly owned subsidiaries of Purchaser and/or to one or more entities under common ownership with Purchaser; provided, however, that no such assignment shall relieve Purchaser of its obligations hereunder.

            Section 13.5. Announcements. All press releases, notices to customers and suppliers and other announcements prior to the Closing Date with respect to this Agreement and the transactions contemplated by this Agreement shall be approved by both Purchaser and PRI prior to the issuance thereof; provided that any party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing party shall advise the other party (which shall be PRI in the case of disclosure proposed to be made by Purchaser and Purchaser in the case of disclosure proposed to be made by any of the Sellers) prior to making such disclosure and provide such other party an opportunity to review and comment on the proposed disclosure)

            Section 13.6. Expenses. Except as otherwise set forth in this Agreement, each party to this Agreement shall bear all of its legal, accounting, investment banking and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

            Section 13.7. Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede and are in full substitution for any and all prior agreements and understandings between them relating to such subject matter. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            Section 13.8. Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

            Section 13.9. Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

            Section 13.10. Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. For so long as the Sellers are subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the Bankruptcy Court. After the Sellers are no longer subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the courts of the County of New York, State of New York or of the United States of America for the Southern District of New York.

            Section 13.11. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any references to any federal, state, local or foreign statute or law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) an accounting term not otherwise defined has the meaning assigned to by GAAP; (c) the word "or" is not exclusive;
(d) the words "include", "includes" and "including" shall be deemed to be followed by the words "without limitation"; (e) words in the singular include the plural and in the plural include the singular; (f) provisions apply to successive events and transactions; and (g) "$" means the currency of the United States of America.

            Section 13.12. Substantive Consolidation. Purchaser hereby acknowledges that the Cases have been substantively consolidated and agrees that the Sellers shall not be deemed to have breached any representations, warranties or covenants hereunder solely as a result of such substantive consolidation.

            Section 13.13. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

            IN WITNESS WHEREOF, the Sellers and Purchaser have executed and delivered this Agreement as of the day and year first written above.

                                G & G SHOPS, INC.


                                By: /s/ Edwin J. Holman
                                   ---------------------------------
                                   Name:  Edwin J. Holman
                                   Title: Chairman of the Board


                                PSL, INC.

                                By: /s/ Edwin J. Holman
                                   ---------------------------------
                                   Name:  Edwin J. Holman
                                   Title: Chairman and Chief Executive
                                          Officer

                            78 Nassau Street Corp.

                        458 Seventh Avenue Corporation

                           G & G Island Corporation

                         G & G Shops of Brooklyn, Inc.

                         G & G Shops of Maryland, Inc.

                        G & G Shops of Mid-Island Corp.

                          G & G Shops of Nanuet, Inc.

                       G & G Shops of New England, Inc.

                         G & G Shops of New York, Inc.

                      G & G Shops of North Carolina, Inc.

                       G & G Shops of Pennsylvania, Inc.

                        G & G Shops of Woodbridge, Inc.

                           Sco-Jef Mercantile Corp.


                                By: /s/ Edwin J. Holman
                                   ---------------------------------
                                   Name:  Edwin J. Holman
                                   Title: Chairman of the Board

                            157 De Diego Corporation

                             61 Dr. Veve Corporation

                           Caribe Apparel Corporation

                           Christina El Senorial Corp.

                             Cumbres Apparel Corp.

                              Dayson's Cupey Corp.

                             Dayson's of Ponce, Inc.

                             El Canton Apparel Corp.

                               Franklin 198 Corp.

                               Franklin 203 Corp.

                               Franklin 203 Corp.

                               Franklin 221 Corp.

                               Franklin 253 Corp.

                             Marianne Estrella Corp.

                               Noya Carolina Corp.

                                N. Calimano MPA Corp.

                           Progresso-Corchado Corp.

                      Rave Apparel of Bayamon Corporation

                      Rave Apparel Corporation of Humacao

                              Whitney Stores, Inc.


                                By: /s/ Edwin J. Holman
                                   ---------------------------------
                                   Name:  Edwin J. Holman
                                   Title: Chairman and Chief Executive
                                          Officer

                                G+G RETAIL, INC.

                                By: /s/ Jonathan Berger
                                   ---------------------------------
                                   Name:  Jonathan Berger
                                   Title: Vice President


                                PEGASUS PARTNERS, L.P.

                                By: /s/ Jonathan Berger
                                   ---------------------------------
                                   Name:  Jonathan Berger
                                   Title: Vice President
                                As to Section 9.4 only.


                                PEGASUS RELATED PARTNERS, L.P.

                                By: /s/ Jonathan Berger
                                   ---------------------------------
                                   Name:  Jonathan Berger
                                   Title: Vice President
                                As to Section 9.4 only.

                                                                       EXHIBIT A

                      ASSIGNMENT AND ASSUMPTION AGREEMENT

     KNOW ALL MEN BY THESE PRESENTS, that the Sellers (the "Assignors" hereunder), pursuant to the terms of that certain Asset Purchase Agreement, dated July 6, 1998, by and among the Sellers and Purchaser (the "Agreement"), for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration from G+G Retail, Inc., a Delaware corporation ("Assignee"), the receipt and sufficiency of which are hereby acknowledged by Assignors, do hereby assign, transfer, sell and convey unto Assignee, its successors and assigns, all of Assignors' right, title and interest in, to and under the Assigned Contracts described on Exhibit A attached hereto and incorporated herein by reference, together with all renewal options, if any, options to purchase and all other rights privileges and benefits belonging to or held by Assignors under the Assigned Contracts.

     TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns forever, subject, however, to all terms, conditions and provisions in the Assigned Contracts.

     In consideration for the foregoing assignment, Assignee hereby accepts the foregoing assignment and agrees to assume, perform and be bound by all of the duties, obligations and liabilities of Assignors under the Assigned Contracts arising on and after the date hereof.

     Assignors further agree to execute and deliver to Assignee such further instruments of transfer and assignment as Assignee may from time to time reasonably request in order to transfer and assign to and vest in Assignee all of the rights, privileges and property hereby transferred and assigned or intended so to be.

     Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed to be effective as of the ___ day of July, 1998.

                                   G & G SHOPS, INC.

                                   By:___________________________
                                      Name:
                                      Title:


                                   PSL, INC.

                                   By:___________________________
                                      Name:
                                      Title:

                            78 Nassau Street Corp.

                        458 Seventh Avenue Corporation

                           G & G Island Corporation

                         G & G Shops of Brooklyn, Inc.

                         G & G Shops of Maryland, Inc.

                       G & G Shops of Mid-Island Corp.

                          G & G Shops of Nanuet, Inc.

                       G & G Shops of New England, Inc.

                         G & G Shops of New York, Inc.

                      G & G Shops of North Carolina, Inc.

                       G & G Shops of Pennsylvania, Inc.

                        G & G Shops of Woodbridge, Inc.

                           Sco-Jef Mercantile Corp.




                        By:___________________________
                           Name:
                           Title:

                           157 De Diego Corporation

                            61 Dr. Veve Corporation

                          Caribe Apparel Corporation

                          Christina El Senorial Corp.

                             Cumbres Apparel Corp.

                             Dayson's Cupey Corp.

                            Dayson's of Ponce, Inc.

                            El Canton Apparel Corp.

                              Franklin 198 Corp.

                              Franklin 203 Corp.

                              Franklin 203 Corp.

                              Franklin 221 Corp.

                              Franklin 223 Corp.

                            Marianne Estrella Corp.

                              Noya Carolina Corp.

                             N. Calimano MDA Corp.

                           Progresso-Corchado Corp.

                         Rave Apparel Corp of Bayamon

                         Rave Apparel Corp of Humacao

                              Whitney Stores, Inc.




                        By:___________________________
                           Name:
                           Title:

                                   G+G RETAIL, INC.

                                   By:___________________________
                                      Name:
                                      Title:

                                                                       EXHIBIT B

                     BILL OF SALE AND ASSUMPTION AGREEMENT


KNOW ALL MEN BY THESE PRESENTS:

That the Sellers, in consideration for their receipt of the Purchase Price and for other good and valuable consideration paid to the Sellers by G+G RETAIL, INC., a Delaware corporation (the "Purchaser"), receipt and sufficiency of which is hereby accepted and acknowledged, have granted, bargained, sold, transferred, assigned and delivered, and notwithstanding that the following property may be conveyed by separate and specific transfer documents, by these presents do hereby grant, bargain, sell, transfer, assign and deliver unto said Purchaser all of their right, title and interest in the assets, property and property rights collectively constituting the Purchased Assets owned by the Sellers under that certain Asset Purchase Agreement, dated July 6, 1998, by and among the Sellers and Purchaser (the "Agreement") (all capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Agreement) and consisting of the following:

          (a) all Leases, Leased Property and improvements and other appurtenances thereto and rights in respect thereof;

          (b)  all inventories and other tangible personal property;

          (c)  all Equipment and Fixtures;

          (d) all accounts receivable and notes receivable and other claims for money or other obligations due to the Sellers including, without limitation, construction allowances from landlords under the Leases, vendor credits pursuant to the Assigned Contracts and, in each case, all proceeds thereof;

          (e) all of the Sellers' Intellectual Property, as well as all goodwill associated with the Business;

          (f) all right, title and interest in, to and under the Assigned Contracts;

          (g) all books and records relating primarily to the Business (including such books and records as are contained in computerized storage media), including books and records related to inventory, purchasing, accounting, sales, maintenance, repairs, marketing, banking, Intellectual Property, shipping records, personnel files for Transferred Employees and all files, customer and supplier lists, records, literature and correspondence related to the Business; provided, however, that the Sellers shall be entitled to make and retain copies of such books and records to the extent they relate to Excluded Assets or Excluded Liabilities or are otherwise required in the administration of the estates of the Sellers and their affiliates and the Cases;

          (h)  to the extent legally assignable, all Permits;

          (i) to the extent that any of the following relate to any Assumed Liability or any of the Purchased Assets: claims, deposits, prepayments, prepaid assets, refunds (excluding Tax refunds), causes of action, rights of recovery, rights of setoff and rights of recoupment of the Sellers as of the Closing Date, including, to the extent assignable without additional cost to the Sellers, any such rights of the Sellers under any property, casualty, workers' compensation or other insurance policy or related insurance services contract respecting the Business (other than prepaid premiums and deposits); and

          (j) all cash received by the Sellers on account of sales (including credit card sales) or receivables from and after the Closing Date;

TO HAVE AND TO HOLD the same unto said Purchaser and its successors and assigns, to and for its or their use, forever; and

The Sellers do hereby warrant that they are the lawful owners of the foregoing Purchased Assets; that the foregoing Purchased Assets are free and clear of all Liens (except as may otherwise be stated in the Agreement); and that the Sellers have the right to sell the foregoing Purchased Assets; and

To the extent provided in the Agreement, the Sellers do hereby agree to warrant and defend the sale of the foregoing Purchased Assets hereby made unto the Purchaser and its successors and assigns against all persons whomsoever; and

The Sellers hereby constitute and appoint, effective as of the date hereof, the Purchaser, its successors and assigns as the true and lawful attorney-in-fact of the Sellers with full power of substitution in the name of such Purchaser or in the name of the Sellers but for the benefit of the Purchaser (a) to collect for the account of the Purchaser any item of the foregoing Purchased Assets and (b) to institute and prosecute all proceedings which the Purchaser may in its discretion deem proper in order to assert or enforce any right, title or interest in or to the foregoing Purchased Assets and to defend or compromise any and all actions, suits or proceedings in respect of any of the foregoing Purchased Assets. The Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof. The Purchaser shall indemnify and hold harmless each Seller for damages arising out of the performance of its duties hereunder. THE SELLERS HEREBY DECLARE THAT THE FOREGOING APPOINTMENT IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE AND PERPETUAL AND SHALL NOT BE TERMINATED BY ANY ACT OF THE SELLERS OR THEIR SUCCESSORS OR ASSIGNS, BY OPERATION OF LAW OR BY THE OCCURRENCE OF ANY OTHER EVENT OR IN ANY OTHER MANNER.

     IN WITNESS WHEREOF, the Sellers have caused this Bill of Sale and Assumption Agreement to be executed by its proper corporate officers this ____ day of _____, 1998.

                                   G & G SHOPS, INC.


                                   BY: ____________________
                                       Name:
                                       Title:


                                   PSL, INC.


                                   BY: ____________________
                                       Name:
                                       Title:

                            78 Nassau Street Corp.

                        458 Seventh Avenue Corporation

                           G & G Island Corporation

                         G & G Shops of Brooklyn, Inc.

                         G & G Shops of Maryland, Inc.

                        G & G Shops of Mid-Island Corp.

                         G & G Shops of Nanuet, Inc.

                       G & G Shops of New England, Inc.

                         G & G Shops of New York, Inc.

                      G & G Shops of North Carolina, Inc.

                       G & G Shops of Pennsylvania, Inc.

                        G & G Shops of Woodbridge, Inc.

                           Sco-Jef Mercantile Corp.


                       By:_____________________________
                          Name:
                          Title:

                           157 De Diego Corporation

                           61 Dr. Veve Corporation

                          Caribe Apparel Corporation

                          Christina El Senorial Corp.

                             Cumbres Apparel Corp.

                             Dayson's Cupey Corp.

                            Dayson's of Ponce, Inc.

                            El Canton Apparel Corp.

                              Franklin 198 Corp.

                              Franklin 203 Corp.

                              Franklin 203 Corp.

                              Franklin 221 Corp.

                              Franklin 223 Corp.

                            Marianne Estrella Corp.

                              Noya Carolina Corp.

                             N. Calimano MDA Corp.

                           Progresso-Corchado Corp.

                         Rave Apparel Corp of Bayamon

                         Rave Apparel Corp of Humacao

                             Whitney Stores, Inc.



                         By:_________________________
                            Name:
                            Title:

UNITED STATES BANKRUPTCY COURT                                         EXHIBIT C
SOUTHERN DISTRICT OF NEW YORK
-------------------------------------X


In re                                :  Chapter 11

PETRIE RETAIL, INC., et al.          :  Case No. 95 B 44528 (AJG)

                                     :   (Jointly Administered)

                                     :
            Debtors.
-------------------------------------X


          ORDER PURSUANT TO SECTIONS 105, 363, 365 AND 1146 OF THE BANKRUPTCY CODE: (A) AUTHORIZING SUBJECT DEBTORS TO (i)
          SELL SUBSTANTIALLY ALL OF THE ASSETS RELATING TO THE BUSINESS
          OF G&G SHOPS, INC. AND CERTAIN OF ITS AFFILIATES, AND (ii) ASSUME, ASSIGN AND/OR SELL CERTAIN UNEXPIRED LEASES AND EXECUTORY CONTRACTS RELATING THERETO, FREE AND CLEAR OF ALL LIENS, CLAIMS, INTERESTS AND ENCUMBRANCES; (B) APPROVING
          ASSET PURCHASE AGREEMENT AND OTHER AGREEMENTS RELATED THERETO;
          (C) AUTHORIZING SUBJECT DEBTORS TO CONSUMMATE ALL TRANSACTIONS CONTEMPLATED BY SUCH AGREEMENTS; AND (D) GRANTING RELATED RELIEF


               Upon the motion (the "Motion") dated July 6, 1998 of the above-captioned debtors and debtors in possession (collectively, the "Debtors"), for an order pursuant to sections 105, 363, 365 and 1146 of title 11 of the United States Code (the "Bankruptcy Code"), as supplemented by Rules 2002, 4001, 6004, 6006, 9007, 9008 and 9019 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), inter alia, (a) approving that certain Asset Purchase Agreement dated as of July __, 1998 (the "Purchase Agreement"),/1/ among G & G Shops, Inc. ("G&G"), certain of the subsidiaries of G&G, PSL, Inc. ("PSL"),

____________________
/1/ Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Purchase Agreement or the Motion.

the other Debtors identified in the Purchase Agreement (together with G&G and PSL, the "Subject Debtors") and G+G Retail, Inc. ("Purchaser"), a copy of which was filed with the Court on July ___, 1998, and authorizing the Subject Debtors to take all steps necessary or appropriate to consummate the Purchase Agreement; (b) authorizing the sale of the Purchased Assets to Purchaser, free and clear of all liens, claims, interests and encumbrances other than those to which Purchaser has agreed to take subject, or to such other Successful Bidder;
(c) authorizing the Subject Debtors to assume and assign the Assigned Contracts to Purchaser or to such other Successful Bidder; and (d) granting related relief, all as more fully set forth in the Motion; and upon the affidavit of Michael J. Kelly, Esq., submitted in support of the Motion pursuant to Local Bankruptcy Rule 9077-1(a), the Order to Show Cause, dated July 6, 1998 (the "Scheduling Order"), which scheduled (i) a hearing (the "Bidding Protections Hearing") to consider approval of the Bidding Protections and other relief, and
(ii) a hearing (the "Sale Hearing," and together with the Bidding Protections Hearing, the "Hearings") to consider the remainder of the relief sought by the Motion; and the Scheduling Order having established a bar date of July 20, 1998 (the "Cure Objection Deadline"), by which landlords and other non-debtor parties to the Assigned Contracts had to file objections setting forth, among other things, all outstanding defaults and any purported conditions to assignment under the Assigned Contracts, whether monetary or non-monetary, and claims of every kind and character existing as of June 30, 1998, and any objections to the Asset Purchase Agreement, or be forever barred from asserting other defaults, pursuing any other claims which may have existed on said date under the Assigned Contracts, and taking any action inconsistent with the Asset Purchase Agreement; and the Bidding Protections Hearing having been held on July 15, 1998; and the Bidding Protections Order dated July ___, 1998 having been entered; and the Sale Hearing having been held on July 27, 1998; and upon the Motion and full record of the Hearings and upon all of the submissions filed herein and all prior proceedings in these cases, and upon the affidavits of service and Publication of the Notice reflecting compliance with the notice requirements contained in the Scheduling Order; and after due deliberation and sufficient cause appearing therefor; it is

     HEREBY FOUND AND DETERMINED, that:

     a. The Court has jurisdiction to hear and determine the Motion and all related matters pursuant to 28 U.S.C. (S)(S) 1334 and 157 and the "Standing Order of Referral of Cases to Bankruptcy Judges" of the United States District Court for the Southern District of New York, dated December 10, 1984 (Ward, Acting C.J.). Venue of this proceeding in this district is proper pursuant to 28 U.S.C. (S) 1409. The Motion and Hearings constitute core proceedings pursuant to 28 U.S.C. (S) 157(b)(2)(A), (B), (N) and (O). The statutory predicates for the relief granted herein are sections 105, 363, 365 and 1146 of the Bankruptcy Code, as complemented by Bankruptcy Rules 2002, 4001, 6004, 6006, 9007, 9008 and 9019.

     b. The Debtors have demonstrated sufficient cause to expedite the Hearings on and determination of the Motion and the related relief requested in connection therewith; delay will cause the Debtors and their estates irreparable harm.

     c. Proper, timely and sufficient notice of the Motion and the Hearings was provided by direct mail and publication of the Notice and is sufficient pursuant to Bankruptcy Rules 2002, 4001, 6004 and 6006 and the Scheduling Order. No other or further notice of the Motion, the Hearings, or the entry of this Order is necessary. A reasonable opportunity to object to or be heard regarding the relief requested in the Motion has been afforded to all interested parties including (i) each creditor listed on the Debtors' schedules as holding a claim in an undisputed, liquidated amount greater than zero or that timely filed a proof of claim in these cases; (ii) the United States Trustee; (iii) all persons who are known by the Subject Debtors to have liens upon or other interests in the Purchased Assets; (iv) all parties to the Assigned Contracts at the notice addresses required in the Assigned Contracts; (v) the Securities and Exchange Commission in Washington, D.C.; (vi) the Pension Benefit Guaranty Corporation;
(vii) the District Director of the Internal Revenue Service for the Southern District of New York; (viii) the United States Attorney for the Southern District of New York; (ix) the New York State Commissioner of Taxation and the equivalent taxing authorities for each of the states in which the Subject Debtors have operated the business; and (x) all parties who have appeared and filed demands for copies of all notices and other papers.

     d. The Subject Debtors have advanced sound and sufficient business justification, and it is a reasonable exercise of the Subject Debtors' business judgment to (i) sell all their right, title and interest in and to the Purchased Assets upon the terms and conditions set forth in the Purchase Agreement, (ii) assume and assign to Purchaser the Assigned Contracts and (iii) consummate all transactions contemplated by the Purchase Agreement.

     e. The provisions of sections 363(b), 363(f) and 365 of the Bankruptcy Code have been complied with and are applicable as to the Purchased Assets.

     f. Consummation of the Purchase Agreement and the related agreements (collectively, the "Transaction Documents") is in the best interests of the Subject Debtors, the other Debtors herein and their estates, all creditors, equity holders and other parties in interest.

     g. All of the transactions contemplated by the Transaction Documents, including the sale of the Purchased Assets, are properly authorized under sections 105, 363, 365 and 1146 of the Bankruptcy Code.

     h. The Purchase Agreement incorporates the highest or otherwise best offer received for the Purchase Assets following a period of active and thorough solicitation and the conduct of an open and complete sale process managed by the Debtors and CIBC Oppenheimer reasonably calculated to yield the highest or otherwise best offer for the Purchased Assets.

     i. The sale, conveyance and assignment of the Purchased Assets pursuant to the Transaction Documents is free and clear of any and all liens, security interests, pledges, hypothecations, encumbrances, claims (including but not limited to any and all "claims" as defined in Section 101(5) of the Bankruptcy Code and any and all rights and claims under any bulk transfer statutes and similar laws) or other interests of whatever kind or nature in or with respect to any of the Purchased Assets (including but not limited to any options or rights to purchase such assets and any mechanic's or tax liens), whether arising by agreement, by statute or otherwise and whether arising before, on or after the date on which these chapter 11 cases were commenced (collectively, "Liens").

     j. The Subject Debtors and the Purchaser are exempt from and excused from complying with any jurisdiction's bulk transfer laws or any laws or regulations requiring notice to any taxing authority of any jurisdiction prior to, or other laws which might directly or indirectly affect, consummation of the transactions contemplated by the Transaction Documents or the relief requested in the Motion and the provisions of this Order.

     k. The Transaction Documents: (i) were proposed, negotiated, and entered into in good faith after arms-length bargaining by the parties; and (ii) provide the Subject Debtors with the highest or otherwise best offer received for the Purchased Assets. Purchaser is a good faith purchaser pursuant to section 363(m) of the Bankruptcy Code and entitled to the protections thereunder.

     l. In connection with the assumption and assignment of the Assigned Contracts, at or prior to the Closing, the Subject Debtors shall pay all cure amounts to the non-debtor parties to the Assigned Contracts as required by the Bankruptcy Code or the Court, provided that if the Debtors dispute the cure amount of an Assigned Contract, the Debtors will establish an escrow fund and deposit the full cure amount asserted by the non-Debtor party to the contract (or such lesser amount as ordered by the Court) into the escrow fund, to be held in escrow subject to further order of the Court or agreement of the parties.

     m. The Purchaser has provided adequate assurance of its future performance under the Assigned Contracts and the proposed assumption and assignment of the Assigned Contracts satisfy the requirements of the Bankruptcy Code including, inter alia, sections 365(b)(1) and (3) and 365(f) to the extent applicable. Specifically, the record has established that: (i) Jay Galin has been President of G&G since 1968 and Scott Galin has been Executive Vice President of G&G since 1991, Jay and Scott Galin will have an equity interest in the Purchaser and will continue to operate and manage the business for the Purchaser; (ii) Jay and Scott Galin have substantial proven retailing experience and ability to efficiently and effectively operate the Business at the premises covered by the Assigned Contracts in accordance with the terms of the Assigned Contracts and Jay and Scott Galin have experience in operating stores having the same or similar uses as permitted under the Assigned Contracts, in first-class shopping centers sufficient to enable it to successfully operate the premises for the permitted uses under the Assigned Contracts; (iii) Jay and Scott Galin have reputation and experience and the Purchaser has a financial condition equal to or better than each of the Debtors which is a party to any of the Assigned Contracts; (iv) the assignment of the Assigned Contracts to Purchaser does not materially adversely affect the quality or type of business operation conducted at the Stores by the Debtors heretofore; (v) Purchaser will continue to operate the business and the stores under the existing trade names and pursuant to the other terms of the Assigned Contracts; and (vi) assuming the value of the Purchased Assets minus the value of the Assumed Liabilities totals an amount equal to the cash Purchase Price, the net worth of Purchaser is in excess of $30,000,000.

     n. The assignments of the Assigned Contracts shall be effective notwithstanding any provisions precluding or impairing the rights of the Subject Debtors to assign the Assigned Contracts or preventing or restricting Purchaser from operating retail stores under its trade names.

     o. The Assigned Contracts are valid and binding, in full force and effect, and enforceable in accordance with their terms.

     p. The sale of the Purchased Assets to the Purchaser and the assumption by the Purchaser of the Assumed Liabilities will maximize the assets of the estates of the Subject Debtors and is in contemplation of the formulation of a plan of reorganization and necessary to the confirmation and consummation of any plan of reorganization. Accordingly, the sale of the Purchased Assets shall be deemed a sale "under a plan" within the meaning of section 1146(c) of the Bankruptcy Code exempt from any and all stamp taxes, recording taxes and similar taxes.

     NOW, THEREFORE, IT IS HEREBY ADJUDGED, DECREED AND ORDERED that:

     1. The findings of fact set forth above and conclusions of law stated herein shall constitute the Court's findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent any finding of fact later shall be determined to be a conclusion of law, it shall be so deemed, and to the extent any conclusion of law later shall be determined to be a finding of fact, it shall be so deemed.

     2. The Motion is granted; provided, however, that notwithstanding anything contained herein or in the Transaction Documents to the contrary, the Subject Debtors shall be deemed to have assumed and assigned each Assigned Contract as of the date of, and only upon the Closing, and absent such Closing, each Assigned Contract shall neither be deemed assumed nor assigned and shall in all respects be subject to further administration under the Bankruptcy Code.

     3. The Transaction Documents are hereby approved. The Subject Debtors are authorized to sell to Purchaser all of their right, title and interest in and to the Purchased Assets pursuant to the terms of the Transaction Documents.

     4. The Debtors are authorized and empowered to execute, deliver and perform under the Transaction Documents and all agreements and documents contemplated thereby and related thereto, and to take or perform such actions and expend such funds as may be necessary to effectuate the terms of the Transaction Documents, all transactions related thereto and this Order.

     5. From and after the Closing Date, the Purchaser shall assume, satisfy and discharge the Assumed Liabilities and shall defend, indemnify and hold the Debtors harmless from and against any and all liabilities for any claim or pecuniary loss arising out of or related to the Assumed Liabilities from and after the Closing Date.

     6. The Purchaser has not assumed or otherwise become obligated for any of the Excluded Liabilities and has not purchased any of the Excluded Assets. Consequently, all holders of Excluded Liabilities are hereby enjoined from asserting or prosecuting any claim or cause of action against the Purchaser or the Purchased Assets to recover on account of any Excluded Liabilities. All persons having any interest in the Excluded Assets are hereby enjoined from asserting or prosecuting any claim or cause of action against the Purchaser for any liability associated with the Excluded Assets.

     7. As of the Closing Date, the Seller shall not be responsible for any Assumed Liability and all holders of Assumed Liabilities are hereby enjoined from asserting or prosecuting any claim or cause of action against the Debtors or their estates to recover any claim that is an Assumed Liability. All persons having any interest in the Assumed Liabilities are hereby enjoined from asserting or prosecuting any claim or cause of action against the Debtors for any liability associated with the Assumed Liabilities.

     8. Pursuant to sections 105(a) and 363(f) of the Bankruptcy Code, the Purchased Assets shall be sold free and clear of all Liens of any kind or nature, except for the Permitted Liens. Nothing contained herein shall be deemed to be an acknowledgment or consent by the Debtors as to the amount, priority or allowance of any claim or validity, force and effect, or immunity from avoidance, of any Lien.

     9. Upon the Closing Date, each of the Debtors' creditors, except holders of Permitted Liens with respect to such liens, is authorized and directed to execute such documents and take all other action as may be necessary to release its Liens upon or other interests in the Purchased Assets.

     10. The Subject Debtors are authorized to pay or to provide funds to the Purchaser to pay all cure amounts with respect to the Assigned Contracts pursuant to the Transaction Documents (or, if disputed, paying into escrow the disputed cure amount or such lesser amount as ordered by the Court) so that all such payments are made within ten (10) business days of the Closing.

     11. All parties to the Assigned Contracts are forever barred and enjoined from raising or asserting against the Debtors and the Purchaser any default or breach under, or any claim or pecuniary loss, or condition to assignment, arising under or related to, the Assigned Contracts existing as of the Closing or arising by reason of the Closing unless such default, breach, claim, pecuniary loss or condition was raised or asserted prior to the Cure Objection Deadline in strict accordance with the provisions of the Scheduling Order.

     12. The Assigned Contracts, upon assignment to the Purchaser, shall be deemed valid and binding, in full force and effect and enforceable in accordance with their terms, subject to the provisions of this Order, and, pursuant to section 365(k) of the Bankruptcy Code, the Subject Debtors shall be relieved from any further liability, except for any cure obligations as herein provided.

     13. Despite any provision to the contrary that entitles any party to or beneficiary of any Assigned Contract to any compensation, injunctive relief or other right of any kind, by reason of the assignment of any Assigned Contract, failure to comply with such provision in connection with the consummation of the Transaction Documents shall not be a default or triggering event under any Assigned Contract and such provision shall not be enforceable.

     14. Pursuant to section 1146 of the Bankruptcy Code, all transfers and the delivery of instruments of transfer under the Transaction Documents are exempt from any and all stamp taxes, recording taxes and similar taxes imposed upon such sale or transfer under any Federal, State or local law.

     15. This Order shall be binding upon and inure to the benefit of any successors and assigns of the Purchaser and the Subject Debtors, including without limitation, any trustee appointed for the Subject Debtors in their respective chapter 11 cases or subsequent chapter 7 cases.

     16.  Purchaser is hereby determined to be a good faith purchaser under section 363(m) of the Bankruptcy Code, and is entitled to the protections afforded to a good faith purchaser thereunder.

     17. Pursuant to this Court's Order dated January 12, 1999: (A) Approving And Authorizing Debtors to Enter into (i) Fourth Amendment To Revolving Credit And Guaranty Agreement And (ii)

Third Amendment To Related Junior Participation Agreement; and (B) Granting Other Related Relief (the "January 12 Order"), the net proceeds from the sale of the Purchased Assets shall (a) first promptly be paid to The Chase Manhattan Bank, as Agent for the Debtors' debtor-in-possession lenders under the debtor-in-possession financing agreement (the "DIP Agreement"), and applied to repay in full, if such proceeds are sufficient, all Obligations under and as defined in the DIP Agreement (other than, prior to the Senior Loan Termination Date (as defined in the DIP Agreement), fees owed to Warburg, Pincus Ventures, L.P. pursuant to Section 2.19 of the DIP Agreement); and (b) thereafter, be applied, distributed and utilized in accordance with the remaining provisions of the January 12 Order.

     18. The Debtors shall be authorized and empowered (but not directed) to pay, or establish an escrow account for, all or any portion of any real estate or personal property taxes (including any interest or penalties thereon) on the Purchased Assets.

     19.  This Order shall be effective and enforceable immediately upon entry.

     20. The failure specifically to include any particular provisions of the Transaction Documents in this Order shall not diminish or impair the efficacy of such provisions, it being the intent of the Court that the Transaction Documents are approved in their entirety.

     21. The Court shall retain sole and exclusive jurisdiction over all matters arising from or related to the Purchased

Assets, the Motion, the Transaction Documents, the implementation thereof and this Order.


Dated:    New York, New York
          July ____, 1998


                                          ______________________________
                                          UNITED STATES BANKRUPTCY JUDGE

                                                                       EXHIBIT D


UNITED STATES BANKRUPTCY COURT                    HEARING DATE: JULY __, 1998
SOUTHERN DISTRICT OF NEW YORK                     HEARING TIME: _____ _.M.
--------------------------------------------------X
                                                  :
In re                                             :    Chapter 11
                                                  :
PETRIE RETAIL, INC., et al.,                      :    Case No. 95 B 44528 (AJG)
                                                  :    (Jointly Administered)
                 Debtors.                         :
                                                  :
--------------------------------------------------X



          ORDER APPROVING TOPPING FEE AND EXPENSE REIMBURSEMENT AND ESTABLISHING BIDDING PROCEDURES RELATED TO ASSET PURCHASE AGREEMENT PROVIDING FOR THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS RELATING TO THE BUSINESS OF G & G SHOPS, INC. AND CERTAIN OF ITS AFFILIATES AND RELATED TRANSACTIONS


               Upon the motion (the "Motion"), dated July 6, 1998, of G & G Shops, Inc. ("G&G"), PSL, Inc. ("PSL") and certain subsidiaries and/or affiliates of Petrie Retail, Inc. ("PRI") and G&G (collectively, the "Seller"), certain of the above-captioned debtors and debtors in possession (collectively with the Seller, the "Debtors"), for orders, (l) approving a topping fee and expense reimbursement (respectively, the "Topping Fee" and "Expense Reimbursement") and establishing bidding procedures for competing bids to purchase the Purchased Assets (defined below), and establishing procedures for determining Cure Obligations (as defined in the Motion), and (2) pursuant to sections 105, 363, 365 and 1146 of title 11 of the United States Code (the "Bankruptcy Code"), as supplemented by Rules 2002, 4001, 6004, 6006, 9007 and 9008 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), among other things: (a) authorizing and approving an asset purchase agreement substantially in the form of that certain Asset Purchase Agreement dated as of July 6, 1998 (the "Purchase Agreement"), among the Seller and G & G Retail, Inc. ("Purchaser"), a copy of which was filed with the Court on July __, 1998; (b) authorizing the sale of substantially all of the assets relating to the business of G&G and certain of its affiliates in accordance with the Purchase Agreement (as defined in the Purchase Agreement, the "Purchased Assets"),/1/ to Purchaser under the Purchase Agreement, free and clear of all liens, claims, interests and encumbrances other than those to which Purchaser has agreed to take subject; (c) authorizing the Seller to assume, assign and/or sell the Assigned Contracts; (d) authorizing the Seller to take all steps necessary or appropriate to consummate the Purchase Agreement and to consummate all transactions related thereto; and (e) granting related relief, all as more fully set forth in the Motion; and this Court having scheduled a hearing (the "Bidding Protections Hearing") to consider (i) authorizing and approving the Topping Fee and Expense Reimbursement and (ii) establishing bidding procedures for competing offers for the Purchased Assets, by Order to Show Cause, dated July __, 1998 (the "Order to Show Cause"); and notice of the Bidding Protections Hearing and that portion of the relief requested by the Motion to be considered at the Bidding Protections Hearing having been provided in the form and manner prescribed in the Order to Show Cause; and such notice

_____________

1. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Motion.

constituting due and adequate notice of the Bidding Protections Hearing and no other or further notice being necessary or required; and the Bidding Protections Hearing having been held on July __, 1998; and it appearing, based upon the Motion, the full record of these cases and the record of the Bidding Protections Hearing, that the relief requested at such hearing is in the best interests of the Debtors, their estates, creditors and other parties in interest; and after due deliberation and sufficient cause appearing therefor, it is

     ORDERED, that the Topping Fee and Expense Reimbursement provisions contained in Section 9.2 of the Purchase Agreement are approved in all respects; and it is further

     ORDERED, that the Debtors are authorized and empowered to pay the Topping Fee and Expense Reimbursement to Pegasus Investors, L.P., as required under and pursuant to the Purchase Agreement, within five (5) business days after Pegasus Investors, L.P. becomes entitled thereto without further order of the Court; and it is further

     ORDERED, that the Debtors are authorized and empowered to take or perform such actions and expend such funds as may be necessary to effectuate the terms of this Order; and it is further

     ORDERED, that the Bidding Procedures set forth in paragraph seventy-six
(76) of the Motion are approved; and it is further

          ORDERED, that any offer to purchase the Purchased Assets must conform with the Bidding Procedures; and it is further

          ORDERED, that parties desiring to submit a competing bid for the Purchased Assets must file and serve in accordance with the Bidding Procedures a written intention to bid on the Purchased Assets upon: (i) Willkie Farr & Gallagher, Attorneys for the Debtors, 787 Seventh Avenue, New York, New York 10019-6099, Attention: Michael J. Kelly, Esq., (ii) the United States Trustee, 80 Broad Street, Third Floor, New York, New York 10004, Attention: Patricia Schrage, Esq.; (iii) Zalkin, Rodin & Goodman LLP, Attorneys for Chase, 750 Third Avenue, New York, New York 10017, Attention: Richard Toder, Esq.; (iv) Hahn & Hessen, Attorneys for the Creditors' Committee, 350 Fifth Avenue, Suite 3700, New York, New York 10118, Attention: William Fabrizio, Esq.; (v) Kaye, Scholer, Fierman, Hays & Handler, LLP, Attorneys for the Purchaser, 425 Park Avenue, New York, New York, Attention: Herbert S. Edelman, Esq. and Mark S. Selinger, Esq., and Shack & Siegel, P.C., Attorneys for Jay and Scott Galin, 530 Fifth Avenue, 16th Floor, New York, New York 10036, Attention: Donald Shack, Esq.; and (vi) CIBC Oppenheimer Corp., 425 Lexington Avenue, 3rd Floor, New York, New York 10017, Attention: Brian Gerson, so as to be received not later than seventy-two
(72) hours prior to the Sale Hearing; and it is further

          ORDERED, that this Court shall retain exclusive jurisdiction to consider and resolve any matter, claim or dispute arising from or relating to the Topping Fee and Expense Reimbursement or the implementation of this Order.

Dated:    New York, New York
          July __, 1998


                                                  ______________________________
                                                  UNITED STATES BANKRUPTCY JUDGE